Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159299

Prospectus Supplement

(To prospectus dated July 13, 2009)

45,454,545 Shares

Ordinary Shares

We are offering 45,454,545 of our ordinary shares. Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.” On July 26, 2010, the last reported sale price of our ordinary shares on the NYSE Amex was $1.12 per share.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a description of the various risks you should consider in evaluating an investment in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$1.1000	$50,000,000
Underwriting Discounts and Commissions	$0.0605	$2,750,000
Proceeds to Us (Before Expenses)	$1.0395	$47,250,000

Delivery of the ordinary shares is expected to be made on or about July 30, 2010. We have granted the underwriters an option for a period of 30 days to purchase an additional 6,818,182 of our ordinary shares to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,162,500 and the total proceeds to us before expenses will be $54,337,500.

Joint Book-Running Managers

Jefferies & Company	Johnson Rice & Company L.L.C.

Co-Manager

Pareto Securities

Prospectus Supplement dated July 26, 2010

We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Do not rely upon any information or representations made outside of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This prospectus supplement is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our ordinary shares or (2) our ordinary shares in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus supplement may change after the date of this prospectus supplement. Do not assume after the date of this prospectus supplement that the information contained in this prospectus supplement is still correct.

S-i

About This Prospectus Supplement

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. In addition, we incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference and the accompanying prospectus before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein or therein.

You should rely only on the information contained, or incorporated herein by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus supplement and the accompanying prospectus dated July 13, 2009 are part of a registration statement on Form S-3 (File No. 333-159299) we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this “shelf” process, we may sell from time to time in one or more offerings up to $200,000,000 of our ordinary shares, preferred shares, warrants, debt securities, guarantees of debt securities, depositary shares and units.

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” or similar references mean Vantage Drilling Company and its subsidiaries on a consolidated basis.

Non-GAAP Financial Measures

In “Summary – Summary Historical Consolidated Financial and Operating Data,” we present Earnings before Interest, Taxes and Depreciation and Amortization, or EBITDA, as net income (loss) before (i) provision (benefit) for income taxes, (ii) interest (income) expense and (iii) depreciation expense. Adjusted Earnings before Interest, Taxes and Depreciation and Amortization, or Adjusted EBITDA, represents EBITDA adjusted to exclude impairment and termination costs, as well as share-based compensation expense. We believe these measures are commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA and Adjusted EBITDA, which are non-GAAP financial measures as defined under the rules of the SEC, are not substitutes for net income, operating income or any other performance measure derived in accordance with GAAP.

S-ii

Prospectus Summary

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-9 and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

Our Company

We are an international offshore drilling company focused on operating a fleet of high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of eight owned and managed drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Our fleet of owned and managed drilling units is currently comprised of four jackup rigs, two drillships and two semisubmersibles. Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.”

We currently own a 45% interest in Mandarin Drilling Corporation, or Mandarin, a Marshall Islands corporation and the owner of the construction contract for the Platinum Explorer, an ultra-deepwater drillship. We acquired the initial 45% interest from F3 Capital, our largest shareholder and an affiliate, in November 2008, and signed a definitive purchase agreement on July 6, 2010 to acquire from F3 Capital the remaining 55% interest in Mandarin, which we refer to as the Acquisition. A portion of the net proceeds from our concurrent senior note offering described below under “Transactions – Debt Offering” will be used to complete the Acquisition and to fund the remaining construction payments for the Platinum Explorer pursuant to a construction contract with Daewoo Shipbuilding & Marine Engineering Co., Ltd., or DSME, the builder of the Platinum Explorer. We expect the Platinum Explorer will be delivered in November 2010. Upon consummation of the Acquisition, Mandarin will be our indirect wholly-owned subsidiary and we will be responsible for making the remaining construction payments for the Platinum Explorer. For more information, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

The following table sets forth certain information concerning our owned and managed offshore drilling fleet.

Name	Ownership		Year Built/ Expected Delivery	Water Depth Rating (feet)		Drilling Depth Capacity (feet)	Status
Jackups
Emerald Driller	100%		2008	375		30,000	Operating
Sapphire Driller	100%		2009	375		30,000	Operating
Aquamarine Driller	100%		2009	375		30,000	Operating
Topaz Driller	100%		2009	375		30,000	Operating

Drillships (1)
Platinum Explorer	100	% (2)	2010	12,000	(3)	40,000	Under construction
DragonQuest (4)	—		2011	12,000		40,000	Under construction

Semisubmersibles (5)
Semi I	—		2010	10,000		40,000	Under construction
Semi II	—		2011	10,000		40,000	Under construction

(1)

We are currently overseeing the construction of these drillships pursuant to construction supervision agreements. Upon completion of this offering and the closing of the Acquisition, the construction supervision agreement for the Platinum

Explorer will terminate. Upon completion of construction of the DragonQuest, which we expect to be delivered in July 2011, we expect to operate this drillship for the owner pursuant to a management services agreement. For more information, see “Drilling Unit Agreements.”

(2)	We currently own a 45% interest in Mandarin, the owner of the construction contract for the Platinum Explorer, and will own 100% of Mandarin upon completion of this offering and the closing of the Acquisition. For more information on the Acquisition, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”
(3)	The Platinum Explorer is designed to drill in up to 12,000 feet of water, but will be equipped to drill in 10,000 feet of water, which we believe to be the water depth currently targeted by leading offshore exploration and production companies for new deepwater development projects.
(4)	The DragonQuest was formerly known as the Titanium Explorer.
(5)	We are currently overseeing the construction of these semisubmersibles pursuant to construction supervision agreements with the owner of both of these vessels. Upon completion of construction, we expect to operate these semisubmersibles for the owner pursuant to management services agreements. For more information, see “Drilling Unit Agreements.”

The following table sets forth certain information concerning the contract status of our owned and managed offshore drilling fleet. For more information, see “Drilling Unit Agreements.”

Name	Region	Expected Contract Duration	Actual/ Expected Contract Commencement	Average Drilling Revenue Per Day (1)		Customer
Emerald Driller	Southeast Asia	2 years	Q1 2009	$171,000		Pearl Energy

Sapphire Driller	West Africa	5 months	Q1 2010	$115,500		VAALCO Energy, Inc. (“VAALCO”)

	West Africa	8-14 months (2)	Q3 2010	$120,000		Foxtrot International

Aquamarine Driller	Southeast Asia	2 years (3)	Q2 2010	$120,000		Nido Petroleum Philippines Pty Ltd. (“Nido”)

Topaz Driller	Southeast Asia	7 months	Q1 2010	$107,200		PVEP Phu Quy Petroleum Operating Co. Ltd. (“Phu Quy”)(4)

Platinum Explorer	India	5 years	Q1 2011	$590,500		Oil and Natural Gas Corporation (“ONGC”)

DragonQuest	U.S. Gulf of Mexico	8 years	Q3 2011	$551,300	(5)	Petróleo Brasileiro S.A. (“Petrobras”)

Semi I	Mexican Gulf of Mexico	5 years	Q1 2011	$503,000		Petróleos Mexicanos (“Pemex”)

(1)	Average drilling revenue per day is based on the total estimated revenue divided by the minimum number of days committed in a contract. Unless otherwise noted, the total estimated revenue includes mobilization and demobilization fees and other contractual revenues associated with the drilling services.
(2)	The initial term for work commencing in the third quarter of 2010 is 240 days and the customer has the option to extend the contract for up to an additional 180 days.
(3)	The contract is for drilling two wells plus extended well tests. Estimated drilling time is one month per well and extended well tests could range from a few months to up to one year per well. After one year, the dayrate is indexed to market rates for long-legged jackups operating in Southeast Asia.
(4)	Phu Quy is a joint venture interest between PetroVietnam Exploration Production Corp. and Total E&P Vietnam.
(5)	The average drilling revenue per day includes the achievement of the 12.5% bonus opportunity, but excludes mobilization revenues and revenue escalations included in the contract.

Drilling Fleet

Jackups

A jackup rig is a mobile, self-elevating drilling platform equipped with legs that are lowered to the ocean floor until a foundation is established for support, at which point the hull is raised out of the water into position to conduct drilling and workover operations. The design of our four wholly-owned jackup rigs is the Baker Marine Pacific Class 375. These units are ultra-premium jackup rigs with independent legs capable of drilling in up to 375 feet of water, a cantilever drilling floor, and a total vertical drilling depth capacity of approximately 30,000 feet. All of our jackup rigs were built at PPL Shipyard Ltd., Pte, or PPL Shipyard, in Singapore. All four rigs were delivered within budget and either on time or ahead of schedule.

Drillships

Drillships are self-propelled, dynamically positioned and suited for drilling in remote locations because of their mobility and large load carrying capacity. The drillships that we will own and operate are being constructed by DSME and are designed for drilling in water depths of up to 12,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The drillships’ hull design has a variable deck load of approximately 20,000 tons and measures 781 feet long by 137 feet wide. The two drillships in our fleet are currently under construction and we expect the drillships will be delivered within budget and on time in November 2010 and July 2011.

Semisubmersibles

Semisubmersibles are floating vessels that can be submerged by means of a water ballast system such that the lower hulls are below the water surface during drilling operations. The design of the two semisubmersibles that we will manage is the Moss Maritime CS50 MkII. These drilling units are dynamically positioned and designed to be capable of operating in harsh environmental conditions. These semisubmersibles are designed for drilling in water depths of up to 10,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The semisubmersibles in our fleet are currently under construction and have been relocated from their original construction sites to Jurong Shipyard Pte Ltd., or Jurong Shipyard, in Singapore where they will be completed. The semisubmersibles are expected to be delivered in December 2010 and July 2011.

Strengths

Premium fleet. Our fleet is currently comprised of ultra-premium high specification drilling units, including jackup rigs, drillships and semisubmersibles, of which we own four jackup rigs and, upon delivery, will own one drillship. In particular, we believe the Emerald Driller, Sapphire Driller, Aquamarine Driller and Topaz Driller are ultra-premium jackup rigs due to their ability to drill in deeper depths, as well as their enhanced operational efficiency and technical capabilities when compared to a majority of the current global jackup rig fleet, which is primarily comprised of older rigs using less modern technology. We expect that these specifications, as well as higher capacity derricks, drawworks, mud systems and storage, will result in higher utilization, dayrates and margins. In addition, the Platinum Explorer is an ultra-deepwater drillship that will be equipped to drill in water depths of up to 10,000 feet, which we believe to be the water depth currently targeted by leading offshore exploration and production companies for new deepwater development projects.

Contract backlog. Our owned fleet has total contract backlog of approximately $1.3 billion, including the estimated contract backlog with ONGC for the Platinum Explorer of approximately $1.1 billion. Based upon our current projections of operating expenses, we estimate that the ONGC contract will generate approximately $145.0 million to $150.0 million in annual EBITDA over the five year contract. Additionally, the owner of the DragonQuest has contract backlog for the DragonQuest of approximately $1.6 billion from which we expect to receive approximately $14.0 to $15.0 million per year in management fees over the eight year contract. The owner of the Semi I has a contract backlog of approximately $0.9 billion, from which we expect to generate approximately $13.0 to $15.0 million per year in management fees over the five year contract. We believe that this contract backlog provides us with long-term stable cash flows to fund our operations and service our debt.

Strong asset coverage. Our owned fleet includes four jackups, at a cost of approximately $227.0 million each, or $908.0 million total, and, upon delivery, will include the Platinum Explorer, at a cost of approximately $850.0 million, for a total of approximately $1.8 billion. These costs reflect all costs associated with the purchase, construction, delivery and commissioning of the vessels. As of March 31, 2010, after giving effect to this offering, we would have approximately $1.1 billion of debt outstanding, which represents a ratio of 1.6x total cost to debt outstanding.

Proven operational track record. Our operational management team has a proven track record of successfully managing, constructing, marketing and operating offshore drilling units, having previously managed significant drilling fleets for some of our competitors. Our in-house team of engineers and construction personnel has overseen complex rig construction projects. As a result, the Emerald Driller, Sapphire Driller, Aquamarine Driller and Topaz Driller have been delivered within budget and either on time or ahead of schedule. Collectively, our fleet has experienced approximately 99% of productive time since we commenced operations in the first quarter of 2009. We believe this level of operational efficiency is above average for the industry and is exceptional for newbuild jackups upon commencement of contract.

Experienced management and operational team. We benefit from our management team, which has extensive experience and an average of 28 years in the drilling industry, including international and domestic public company experience involving numerous acquisitions and debt and equity financings.

Strategy

Our strategy is to:

Capitalize on customer demand for higher specification units. We own and manage and will continue to seek to acquire and manage high specification state-of-the-art drilling units, which are better suited to meet the requirements of customers for drilling through deeper and more complex geological formations, and drilling horizontally. Additionally, higher specification drilling units enjoy enhanced efficiencies providing faster drilling and moving times. A majority of the bids for jackups during 2009 that we participated in required high specification units. Aside from their drilling capabilities, we believe that customers generally prefer new drilling units because of improved safety features and less downtime for maintenance. New drilling units are also generally preferred by crews, which makes it easier to hire and retain high quality operating personnel.

Focus on international markets. We have been able to successfully deploy and operate our drilling units in some of the most active international oil and natural gas producing regions. We believe that exposure to certain international markets with major, national and independent oil and natural gas companies will increase the predictability of our cash flows because those markets have exhibited less cyclicality than the U.S. Gulf of Mexico market in which we do not currently operate. We also believe that our internationally diverse platform reduces our exposure to a single market. Through the continued growth of our presence in Asia and West Africa, we intend to capitalize on our existing infrastructure to better serve our customers and increase our contract backlog.

Increase our deepwater exposure. In recent years, there has been increased emphasis on exploration in deeper waters due, in part, to technological developments that have made such exploration more feasible and cost-effective. We believe that the water-depth capability of our ultra-deepwater drilling units is attractive for our customers and should provide us with significant advantages in obtaining long-term deepwater drilling contracts in the future.

Expand key industry relationships. We are focused on developing relationships with major, national and independent oil and natural gas companies, focused primarily on international markets, which we believe will allow us to obtain longer-term contracts to build our backlog of business when dayrates and operating margins justify entering into such contracts. We believe that our existing relationships with these companies have contributed to our strong contract backlog. We believe that longer-term contracts increase revenue visibility and mitigate some of the volatility in cash flows caused by cyclical market downturns.

Identify and pursue acquisition opportunities. We plan to continue to grow through strategic acquisitions of assets and other offshore drilling companies. We believe our current construction management agreements give us unique opportunities to evaluate an attractive pool of newbuild, high specification drilling units for possible acquisition. As part of our acquisition strategy, we anticipate raising additional debt and equity capital which may, at times, initially increase our overall leverage, but within a level that we believe to be appropriate based on our contract backlog and quality of assets.

Transactions

Concurrently with this offering, we are also pursuing the following other transactions, which we refer to in this prospectus supplement, collectively with this offering, as the Transactions.

Mandarin Acquisition. On July 6, 2010, we entered into a definitive agreement with F3 Capital in respect of the Acquisition. The total consideration for the Acquisition is approximately $139.7 million, consisting of approximately $79.7 million in cash and a convertible promissory note in the principal amount of $60.0 million issued to F3 Capital, or the F3 Capital Note. The cash consideration will be reduced by approximately $70.0 million if the installment payments for the construction of the Platinum Explorer are paid by the issuer or parent directly to DSME. Such amount, whether or not paid directly to DSME, is subject to the special mandatory redemption described below under “Description of Indebtedness – Special Mandatory Redemption.” Consummation of the Acquisition is subject to a financing condition and customary conditions and is expected to close concurrently with the closing of this offering. The issuance of the shares upon conversion of the F3 Capital Note is subject to shareholder approval, which we will seek after the closing of this offering. For more information, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

Debt Offering. Concurrently with this offering of ordinary shares, Offshore Group Investment Limited, or OGIL, one of our wholly-owned subsidiaries, is offering $1.0 billion aggregate principal amount of 11 1/2% Senior Secured First Lien Notes due 2015, or the Senior Notes, in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended, or the Securities Act. We and certain of our subsidiaries will be guarantors of the Senior Notes. The net proceeds from the offering of the Senior Notes will be used to complete the Acquisition, fund the remaining construction payments for the Platinum Explorer, to refinance certain indebtedness and for general corporate purposes. We estimate that the net proceeds of the Senior Note offering, after deducting estimated offering fees and expenses, will be approximately $939.7 million.

The concurrent offering of Senior Notes will not be registered under the Securities Act or the securities law of any other jurisdiction, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Senior Notes will only be offered to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act. This description and other information in this prospectus supplement regarding the Senior Notes is solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any Senior Notes.

Upon receipt of the net proceeds of the Senior Note offering, approximately $575.0 million of the net proceeds reserved for the remaining construction payments for the Platinum Explorer will be deposited into an escrow account to be established by the collateral agent for the holders of the Senior Notes, pursuant to an escrow agreement containing customary terms, which will be released to (i) fund installment payments and (ii) fund the final construction payment for the Platinum Explorer, provided that approximately $70.0 million of such amount may be paid on the issue date of the Senior Notes directly to DSME in respect of the installment payments. Upon the occurrence of certain events, there will be a requirement to redeem Senior Notes equal in principal amount to the approximately $575.0 million proceeds reserved for the remaining construction payment at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. We will also be required to make a special mandatory redemption upon a total loss of a vessel.

For more information, see “Description of Indebtedness – Senior Notes.”

Refinancing of Certain Existing Indebtedness. At the closing of this offering, we will deliver a notice of redemption, and deposit with the trustee sufficient funds from the net proceeds of this offering and the Senior Note offering, to redeem all of the outstanding 13 1/2 % Senior Secured Notes, or the 13 1/2% Notes, issued in December 2009 by our wholly-owned subsidiary, P2021 Rig Co., or P2021. We will redeem these notes at 104% of their principal amount, plus accrued and unpaid interest for a total redemption cost of $145.4 million. The net proceeds from the offering of the 13 1/2% Notes were used to fund the final construction payment for the Topaz Driller. In addition, upon the closing of the Transactions, we will terminate our existing credit facility with Natixis at a total cost of approximately $152.6 million, including accrued and unpaid interest and a prepayment penalty of 0.50% of the principal being repaid. Borrowings under the Natixis credit facility were used to finance a portion of the construction cost of the Emerald Driller and the Sapphire Driller.

The Offering

Ordinary shares offered by us	45,454,545 shares

Ordinary shares to be outstanding immediately after the offering	282,264,121 shares

Use of Proceeds

We expect the net proceeds from this offering will be approximately $46.9 million, after deducting underwriter discounts and commissions and our estimated offering expenses. The net proceeds from the concurrent Senior Note offering are expected to be approximately $939.7 million, after deducting estimated offering fees and expenses. We expect to use the net proceeds from this offering, together with the net proceeds of the concurrent Senior Note offering, to complete the Acquisition, to fund the remaining construction payments for the Platinum Explorer, to refinance certain indebtedness and for general corporate purposes. See “Use of Proceeds.”

NYSE Amex listing

Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.”

Risk Factors

Investing in our ordinary shares involves a high degree of risk. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, see “Risk Factors” beginning on page S-9 of this prospectus supplement.

Principal Executive Offices

We are a Cayman Islands exempted company with principal executive offices in the United States located at 777 Post Oak Boulevard, Suite 610, Houston, Texas 77056. Our telephone number at that address is (281) 404-4700. We maintain a website on the Internet at http://www.vantagedrilling.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

Outstanding Shares

The number of our ordinary shares outstanding immediately after the completion of this offering is based upon 236,809,576 ordinary shares outstanding as of July 26, 2010. If the underwriters exercise the option we have granted them in this offering to purchase 6,818,182 additional shares to cover over-allotments, then the total number of shares to be outstanding after the offering will be 289,082,933 shares. The number of shares outstanding excludes 1,983,471 shares issuable upon exercise of warrants by F3 Capital, unexercised options to acquire 1,312,750 shares granted under our equity incentive plan and shares that may be issued upon conversion of the F3 Capital Note. We are required to seek shareholder approval for the issuance of the shares upon conversion of the F3 Capital Note. The closing price of our ordinary shares on July 26, 2010 was $1.12. If our shareholders had approved the issuance as of such date, the F3 Capital Note would be convertible into 53,571,428 ordinary shares. See “Certain Relationship and Related Party Transactions – Platinum Explorer Transaction.”

Summary Historical Consolidated Financial Data

The following consolidated financial information for the years ended December 31, 2007, 2008 and 2009 is derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The following consolidated financial information as of March 31, 2010 and for the three month periods ended March 31, 2009 and 2010 has been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. The financial information as of March 31, 2010 and for the three month periods ended March 31, 2009 and 2010 include, in management’s opinion, all adjustments necessary for the fair presentation of our financial position as of such date and our results of operations for such periods and may not be indicative of results to be expected for the full year.

We have not included any financial data for any periods prior to those listed above because we did not generate revenue or have significant operations prior to February 2009, when we deployed our first jackup rig. Prior to June 2008, when we completed the acquisition of OGIL and our merger with our predecessor, Vantage Energy Services, Inc., or Vantage Energy, we had no operating assets or revenue.

The information presented below should be read in conjunction with “Use of Proceeds” and “Capitalization” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(audited)			(unaudited)
Statement of Operations Data:
Revenue	$—	$913	$111,493	$14,296	$58,250
Operating costs and expenses
Operating costs	—	5,365	66,228	5,640	30,659
General and administrative	937	9,334	15,690	3,436	4,475
Impairment and termination costs (1)	—	38,286	—	—	—
Depreciation	10	101	11,218	1,656	7,477

Total operating expenses	947	53,086	93,136	10,732	42,611

Operating income (loss)	(947)	(52,173)	18,357	3,564	15,639
Other income (expense)
Interest income	7,699	4,095	23	8	12
Interest expense	—	(56)	(8,178)	(748)	(7,985)
Other income	—	86	609	86	612

Total other income (expense)	7,699	4,125	(7,546)	(654)	(7,361)

Income (loss) before income taxes	6,752	(48,048)	10,811	2,910	8,278
Income tax provision (benefit)	2,299	(670)	1,972	552	2,315

Net income (loss)	$4,453	$(47,378)	$8,839	$2,358	$5,963

(Dollars in thousands)

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(audited)			(unaudited)
Other Financial Data:
EBITDA (2)	$(937)	$(51,986)	$30,184	$5,306	$23,728
Adjusted EBITDA (3)	(937)	(11,279)	35,214	6,448	25,254
Capital expenditures	122	384,172	337,444	17,685	11,934

EBITDA Reconciliation:
Net income (loss)	$4,453	$(47,378)	$8,839	$2,358	$5,963
Income tax provision (benefit)	2,299	(670)	1,972	552	2,315
Interest (income) expense	(7,699)	(4,039)	8,155	740	7,973
Depreciation	10	101	11,218	1,656	7,477

EBITDA (2)	(937)	(51,986)	30,184	5,306	23,728
Impairment and termination costs (1)	—	38,286	—	—	—
Share-based compensation expense	—	2,420	5,030	1,142	1,526

Adjusted EBITDA (3)	$(937)	$(11,279)	$35,214	$6,448	$25,254

As of March 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$30,394
Restricted cash	38,051
Property and equipment, net	892,670
Total assets	1,174,989
Total debt	389,373
Total shareholders’ equity	746,075

(Dollars in thousands)

(1)	Includes $10.0 million termination fee related to the DragonQuest purchase option and write-off of the book value of this drillship when the purchase option was not exercised. Please see Note 3 to our audited consolidated financial statements for the year ended December 31, 2009.
(2)	We present EBITDA as net income (loss) before (i) provision (benefit) for income taxes, (ii) interest (income) expense and (iii) depreciation expense. EBITDA is a non-GAAP financial measure as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. We believe this measure is commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. For more information, see “Non-GAAP Financial Measures.”
(3)	Adjusted EBITDA represents EBITDA adjusted to exclude impairment and termination costs and share-based compensation expense. EBITDA and Adjusted EBITDA, which are non-GAAP financial measures as defined under the rules of the SEC, are not substitutes for net income, operating income or any other performance measure derived in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA are commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. For more information, see “Non-GAAP Financial Measures.”

Risk Factors

You should consider carefully the risk factors discussed below and evaluate all of the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase any of our ordinary shares. Investing in our securities is speculative and involves significant risk. Any of the risks described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus could impair our business, financial condition and operating results, could cause the trading price of our ordinary shares to decline or could result in a partial or total loss of your investment.

Risks Related to Our Business and Our Industry

Our business is difficult to evaluate due to our limited operating history and our prospects will be dependent on our ability to meet a number of challenges.

We have had a limited operating history. Our business is difficult to evaluate due to a lack of operational history, and our prospects will be dependent on our ability to meet a number of challenges. Because we have a limited operating history, you may not be able to evaluate our future prospects accurately. Our prospects will be primarily dependent on our ability to obtain customer drilling contracts for our drilling units and other factors. If we are not able to successfully meet these challenges, our prospects, business, financial condition and results of operations would be materially adversely affected.

A small number of customers account for a significant portion of our revenues, and the loss of one or more of these customers could adversely affect our financial condition and results of operations.

We derive a significant portion of our revenues from a few customers. During the fiscal year ended December 31, 2009, three customers accounted for approximately 46%, 23% and 12%, respectively, of our revenue. Our financial condition and results of operations could be materially adversely affected if any one of these customers interrupt or curtail their activities, fail to pay for the services that have been performed, terminate their contracts, fail to renew their existing contracts or refuse to award new contracts and we are unable to enter into contracts with new customers on comparable terms. The loss of any of our significant customers could adversely affect our financial condition and results of operations.

We are exposed to the credit risks of our key customers, including certain affiliated companies, and certain other third parties, and nonpayment by these customers and other parties could adversely affect our financial position, results of operations and cash flows.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers, including certain companies owned by or associated with our affiliates. As of June 30, 2010, affiliates of F3 Capital owed us $8.2 million on the Platinum Explorer and $5.4 million on the DragonQuest for construction services rendered by us. Pending closing of the Acquisition, we are not seeking payment of amounts owed to us for construction services rendered with respect to the Platinum Explorer. As a result of the non-payment for construction services for the DragonQuest, we have stopped ordering equipment for this unit until the outstanding amounts are paid. In addition, under the construction supervision contract for the Cobalt Explorer, a drillship for which construction was suspended in June 2009, we estimate F3 Capital owes us approximately $3.0 million for services rendered in 2009 before the suspension of this contract. Negotiations are pending with F3 Capital to amend our respective performance obligations, including to determine F3 Capital’s obligation to pay us this amount. Any material nonpayment or nonperformance by these entities, other key customers and certain other third parties could adversely affect our financial position, results of operations and cash flows. If any key customers or other parties default on their obligations to us, our financial results and condition could be adversely affected. Furthermore, some of these customers and other parties may be highly leveraged and subject to their own operating and regulatory risks.

A material or extended decline in expenditures by oil and natural gas exploration and production companies due to a decline or volatility in oil and natural gas prices, a decrease in demand for oil and natural gas, or other factors, would adversely affect our business.

Our business, including the utilization rates and dayrates we achieve for our owned and managed drilling units, depends on the level of activity in oil and natural gas exploration, development and production expenditures of our customers. Oil and natural gas prices and customers’ expectations of potential changes in these prices significantly affect this level of activity. Commodity prices are affected by numerous factors, including the following:

•	changes in global economic conditions, including the continuation of the current recession;

•	the demand for oil and natural gas;

•	the cost of exploring for, producing and delivering oil and natural gas;

•	expectations regarding future prices;

•	advances in exploration, development and production technology;

•	the ability of OPEC to set and maintain production levels and pricing;

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the rate of decline of existing and new oil and natural gas reserves;

•	the level of production in non-OPEC countries;

•	domestic and international tax policies;

•	the development and exploitation of alternative fuels;

•	weather;

•	blowouts and other catastrophic events;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves; and

•

the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in significant oil and natural gas producing regions or further acts of terrorism.

Oil and natural gas prices were at historically high levels until experiencing a sharp decline during the second half of 2008 and the first quarter of 2009. Although oil and natural gas prices have recovered somewhat to date, this decline in commodity prices has caused companies exploring for and producing oil and natural gas to cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts. A prolonged continuation of the current low level of demand for drilling services may materially erode dayrates and utilization rates for drilling units, which would adversely affect our business, financial condition and results of operations and could have a significant negative impact on the market price of our securities.

Construction projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our liquidity and results of operations.

As part of our growth strategy we may contract from time to time for the construction of drilling units or may enter into agreements to manage the construction of drilling units for others. Currently, we are overseeing and managing the construction of the Platinum Explorer, DragonQuest, Semi I and Semi II. Our construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including costs or delays resulting from the following:

•	unexpected long delivery times for, or shortages of, key equipment, parts and materials;

•	shortages of skilled labor and other shipyard personnel necessary to perform the work;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

•	unforeseen design and engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	failure or delay of third-party service providers and labor disputes;

•	disputes with shipyards and suppliers;

•	delays and unexpected costs of incorporating parts and materials needed for the completion of projects;

•	financial or other difficulties at shipyards;

•	adverse weather conditions; and

•	inability to obtain required permits or approvals.

Any such delays could subject us to penalties. If we experience delays and costs overruns in the construction of these drilling units due to certain of the factors listed above, it could also adversely affect our business, financial condition and results of operations.

Our jackup drilling contracts are generally short-term, and we will experience reduced profitability if customers reduce activity levels, terminate or seek to renegotiate drilling contracts with us, or if market conditions dictate that we enter into contracts that provide for payment based on a footage or turnkey basis, rather than on a dayrate basis.

Many drilling contracts are short-term, and oil and natural gas companies tend to reduce activity levels quickly in response to downward changes in oil and natural gas prices. Due to the short-term nature of most of our jackup drilling contracts, a decline in market conditions can quickly affect our business if customers reduce their levels of operations.

During depressed market conditions, a customer may no longer need a unit that is currently under contract or may be able to obtain a comparable unit at a lower dayrate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, our customers may have the right to terminate, or may seek to renegotiate, existing contracts if we experience downtime, operational problems above the contractual limit or safety-related issues, if the drilling unit is a total loss, if the drilling unit is not delivered to the customer within the period specified in the contract or in other specified circumstances, which include events beyond the control of either party.

Some of our current jackup drilling contracts, and some drilling contracts that we may enter into in the future, may include terms allowing customers to terminate contracts without cause, with little or no prior notice and without penalty or early termination payments. In addition, we could be required to pay penalties, which could be material, if some of these contracts are terminated due to downtime, operational problems or failure to deliver. Some of the contracts with customers that we enter into in the future may be cancellable at the option of the customer upon payment of a penalty, which may not fully compensate us for the loss of the contract. Early termination of a contract may result in a drilling unit being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. For example, under most of our contracts, it is an event of default if we file a petition for bankruptcy or reorganization, which would allow the customer to terminate such contract.

Currently, our drilling contracts are dayrate contracts, where we charge a fixed rate per day regardless of the number of days needed to drill the well. While we plan to continue to perform services on a dayrate basis, market conditions may dictate that we enter into contracts that provide for payment based on a footage basis, where we are paid a fixed amount for each foot drilled regardless of the time required or the problems encountered in drilling the well, or enter into turnkey contracts, whereby we agree to drill a well to a specific depth for a fixed price and bear some of the well equipment costs. These types of contracts are more risky than a dayrate contract as we would be subject to downhole geologic conditions in the well that cannot always be accurately determined and subject us to greater risks associated with equipment and downhole tool failures. Unfavorable downhole geologic conditions and equipment and downhole tool failures may result in significant cost increases or may result in a decision to abandon a well project which would result in us not being able to invoice revenues for providing services. Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on our financial condition and results of operations.

Our business is affected by local, national and worldwide economic conditions and the condition of the oil and natural gas industry.

Recent economic data indicates the rate of economic growth worldwide has declined significantly from the growth rates experienced in recent years. The consequences of the recent recession include a lower level of economic activity, uncertainty regarding energy and commodity prices and reduced demand for oil and natural gas. In addition, current economic conditions may cause many oil and natural gas production companies to further reduce or delay expenditures in order to reduce costs, which in turn may cause a further reduction in the demand for drilling services. If the recession is prolonged or worsens, our business and financial condition may be adversely impacted and could become more vulnerable to further adverse general economic and industry conditions.

Our actual results and financial position will likely vary from those projected or implied and the variances may be material.

This prospectus supplement contains certain projections concerning our anticipated future performance. Such projections reflect various, and significant, assumptions. These assumptions may or may not prove to be correct. Our actual future results will likely vary from the projections contained in this prospectus supplement, and such variations could be material. In addition, the projections have not been prepared in accordance with the SEC’s requirements regarding pro forma financial information and have not been reviewed by our accountants for compliance with accounting guidelines regarding projections.

Our industry is highly competitive, cyclical and subject to intense price competition. Due to our lack of operating history, we may be at a competitive disadvantage.

The offshore contract drilling industry is highly competitive, and contracts have traditionally been awarded on a competitive bid basis. The technical capabilities, availability and pricing of a drilling unit are often the primary factors in determining which qualified contractor is awarded a job. Other key factors include a contractor’s reputation for service, safety record, environmental record, technical and engineering support and long-term relationships with major, national and independent oil and natural gas companies. Our competitors in the offshore contract drilling industry generally have larger, more diverse fleets, longer operating histories with established safety and environmental records over a measurable period of time, experienced in-house technical and engineering support departments and long-term relationships with customers. This provides our competitors with competitive advantages that may adversely affect our efforts to contract our drilling units on favorable terms, if at all, and correspondingly negatively impact our financial position and results of operations. Additionally, we are at a competitive disadvantage to those competitors that are better capitalized because they are in a better position to weather the effects of a downturn in our industry.

The offshore contract drilling industry, historically, has been very cyclical with periods of high demand, limited supply and high dayrates alternating with periods of low demand, excess supply and low dayrates. Many offshore drilling units are highly mobile. Competitors may move drilling units from region to region in response to changes in demand. It is currently estimated that 42 newly constructed jackup rigs will be entered into service between now and December 2012 and 57 deepwater rigs are scheduled for delivery through 2012. This could result in an excess supply of rigs in the markets in which we operate. Periods of low demand and excess supply intensify competition in the industry and often result in some drilling units becoming idle for long periods of time. Our lack of operating history may put us at a competitive disadvantage and, as a result, our drilling units may become idle. Prolonged periods of low utilization and dayrates, or extended idle time, could result in the recognition of impairment charges on our drilling units if cash flow estimates, based upon information available to management at the time, indicate that the carrying value of the drilling units may not be recoverable.

Our business involves numerous operating hazards, and our insurance and contractual indemnity rights may not be adequate to cover our losses.

Our operations will be subject to the usual hazards inherent in the drilling and operation of oil and natural gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, fires and pollution. The occurrence of these events (such as events similar to the recent incident in the U.S. Gulf of Mexico involving the Deepwater Horizon rig) could result in the suspension of drilling or production operations, claims by the operator and others affected by such events, severe damage to, or destruction of, the property and equipment involved, injury or death to drilling unit personnel, environmental damage and increased insurance costs. We may also be subject to personal injury and other claims of drilling unit personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services and personnel shortages.

In addition, our operations will be subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Severe weather could have a material adverse effect on our operations. Our drilling units could be damaged by high winds, turbulent seas, or unstable sea bottom conditions which could potentially cause us to curtail operations for significant periods of time until such damages are repaired.

Damage to the environment could result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and natural gas companies and other businesses operating offshore and in coastal areas, as well as claims by individuals living in or around coastal areas.

As is customary in our industry, the risks of our operations are partially covered by our insurance and partially by contractual indemnities from our customers. However, insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. Moreover, pollution and environmental risks generally are not fully insurable. If a significant accident or other event resulting in damage to our drilling units, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations.

Operations in the U.S. Gulf of Mexico could be adversely impacted by the recent drilling rig accident and resulting spill.

On April 22, 2010, a deepwater drilling rig, the Deepwater Horizon, located in the U.S. Gulf of Mexico sank after a blowout and fire. Although we do not have any operations currently in the U.S. Gulf of Mexico, the DragonQuest is currently contracted for delivery to the U.S. Gulf of Mexico in the third quarter of 2011 under the drilling contract with Petrobras.

As a result of the incident and spill, there may be changes in laws and regulations, increases in insurance costs or decreases in insurance availability, as well as delays in offshore exploration and drilling activities, such as the moratorium imposed on certain drilling activities in the U.S. Gulf of Mexico as a result of the Deepwater Horizon incident. These events or circumstances could result in drilling companies seeking to deploy deepwater rigs that traditionally operated in the Gulf of Mexico in international markets where we primarily operate, increasing competition in these markets. We cannot predict the full impact of the incident and resulting spill. In addition, we cannot predict how government or regulatory agencies will respond to the incident or whether changes in laws and regulations concerning operations in the U.S. Gulf of Mexico, or more generally throughout the United States, or even internationally, will be enacted. Significant changes in regulations regarding future exploration and production activities in the U.S. Gulf of Mexico or other government or regulatory actions could reduce drilling and production activity, which could have a material adverse impact on any future business activities of our customers in the U.S. Gulf of Mexico and elsewhere.

Customers may be unable or unwilling to indemnify us.

Consistent with standard industry practice, our customers generally assume liability for and indemnify us against well control and subsurface risks under our dayrate contracts, and we do not separately purchase insurance for such indemnified risks. These risks are those associated with the loss of control of a well, such as blowout or cratering (for example, the recent incident in the U.S. Gulf of Mexico involving the Deepwater Horizon rig), the cost to regain control or redrill the well and associated pollution. In the future, we may not be able to obtain agreements from customers to indemnify us for such damages and risks or the indemnities that we do obtain may be limited in scope and duration. Additionally, even if our customers agree to indemnify us, there can be no assurance that they will necessarily be financially able to indemnify us against all of these risks.

Our insurance coverage may not be adequate if a catastrophic event occurs.

As a result of the number of catastrophic events in the contract offshore industry in recent years, such as hurricanes or spills in the Gulf of Mexico, insurance underwriters have increased insurance premiums and increased restrictions on coverage and have made other coverages, such as Gulf of Mexico windstorm coverage, unavailable.

While we believe we have reasonable policy limits of property, casualty, liability, and business interruption insurance, including coverage for acts of terrorism, with financially sound insurers, we cannot guarantee that our policy limits for property, casualty, liability, and business interruption insurance, including coverage for severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, would be adequate should a catastrophic event occur related to our property, plant or equipment, or that our insurers would have adequate financial resources to sufficiently or fully pay related claims or damages. When any of our coverage expires or when we seek coverage in the future, including with respect to the Platinum Explorer, we cannot guarantee that adequate coverage will be available, offered at reasonable prices, or offered by insurers with sufficient financial soundness. The occurrence of an incident or incidents affecting any one or more of our drilling units could have a material adverse effect on our financial position and future results of operations if asset damage and/or our liability were to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay related claims or damages.

Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on us for environmental and natural resource damages.

Many aspects of our operations are affected by governmental laws and regulations that may relate directly or indirectly to the contract drilling industry, including those requiring us to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. Countries where we currently operate have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Additionally, any operations and activities in the United States and its territorial waters will be subject to numerous environmental laws and regulations, including the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation and Liability Act and the International Convention for the Prevention of Pollution from Ships. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, the denial or revocation of permits or other authorizations and the issuance of injunctions that may limit or prohibit our operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas could materially limit future contract drilling opportunities or materially increase our costs. In addition, we may be required to make significant capital expenditures to comply with laws and regulations.

Changes in U.S. federal laws and regulations, or in those of other jurisdictions where we operate, including those that may impose significant costs and liability on us for environmental and natural resource damages, may adversely affect our operations.

If the U.S. government amends or prescribes new federal laws or regulations, our exposure to liability for existing operations and activities in the United States and its territorial waters may increase. As a result of the Deepwater

Horizon incident in the U.S. Gulf of Mexico, the U.S. Congress is currently considering bills to repeal federal caps on liability for pollution or contamination under the Oil Pollution Act of 1990. Even if these caps are not repealed, future bills and regulations may increase our liability for pollution or contamination resulting from any operations and activities we may have in the United States and its territorial waters including punitive damages, civil and criminal penalties. Currently, we have no operations in the U.S. Gulf of Mexico, however, other jurisdictions where we operate may also modify their laws and regulations in a manner that would increase our liability for pollution and other environmental damage.

New technology and/or products may cause us to become less competitive.

The drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Most of our competitors have greater financial, technical and personnel resources that will allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technology or products on a timely basis or at an acceptable cost. Thus, our ability to effectively use and implement new and emerging technology may have a material and adverse effect on our financial condition and results of operations.

The current worldwide financial and credit crisis has led to an extended worldwide economic recession that could have a material adverse effect on our revenue and profitability.

The current worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has led to an extended worldwide economic recession. Disruptions, uncertainty or volatility in the financial markets may limit our access to capital.

A slowdown in economic activity caused by the recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Benchmark crude prices peaked at over $140 per barrel in July 2008 and then declined dramatically to approximately $45 per barrel at year-end 2008. During 2009, the benchmark for crude prices fluctuated between the mid $30’s per barrel and low $80’s per barrel and have fluctuated from the low $70’s to mid $80’s for most of 2010 to date. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. In addition, demand for our services is particularly sensitive to the level of exploration, development and production activity of and the corresponding capital spending by, oil and natural gas companies. Any prolonged reduction in oil and natural gas prices could depress the near-term levels of exploration, development, and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Additionally, these factors may adversely impact our financial position if they are determined to cause an impairment of our long-lived assets.

Any ban of offshore drilling by any city, state, or nation, or by any governing body may have a material adverse effect on our business.

Events in recent years, including the recent incident in the U.S. Gulf of Mexico involving the Deepwater Horizon rig, have heightened environmental and regulatory concerns about the oil and natural gas industry. In addition, from time to time, governing bodies may propose legislation that would materially limit or prohibit offshore drilling in certain areas, such as the moratorium imposed on certain drilling activities in the U.S. Gulf of Mexico as a result of the Deepwater Horizon incident. To date, no proposals which would materially limit or prohibit offshore drilling in our current areas of operation have been enacted into law. However, governing bodies may enact such laws in the future. In particular, we cannot predict how government or regulatory agencies will respond to future incidents or whether changes in laws and regulations affecting our current and any future areas of operations will be enacted. If laws are enacted or other governmental action is taken that restrict or prohibit offshore drilling in our current and any future areas of operation, we could be materially and adversely affected.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our debt obligations.

As of March 31, 2010, after giving effect to this offering and the other Transactions, we would have had, on a consolidated basis, approximately $1.1 billion of senior indebtedness outstanding, consisting of the Senior Notes, the Aquamarine term loan, the F3 Capital Note and short-term debt. Subject to the restrictions in the indenture governing the Senior Notes, we may incur additional indebtedness. Our high level of indebtedness could have important consequences for an investment in us and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

•

make it more difficult for us to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•

prevent us from raising the funds necessary to repurchase Senior Notes tendered to us if there is a change of control or in connection with an excess cash flow offer, which would constitute a default under the indenture governing the Senior Notes;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the Senior Notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•

limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit our ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.

We may still be able to incur substantially more debt after the issuance of the Senior Notes. This could exacerbate the risks associated with our substantial leverage.

Even with our existing debt levels, we and our subsidiaries may be able to incur substantial amounts of additional secured and unsecured indebtedness in the future, including debt under future credit facilities, some or all of which may be secured on a first priority basis and therefore would rank contractually senior to the Senior Notes to the extent of the value of that collateral. As of March 31, 2010, after giving effect to the Senior Note offering, we would have the ability to incur additional indebtedness under the indenture for the Senior Notes, including up to $25.0 million of additional indebtedness under any credit agreement that may be entered into by us. Although the terms of the Senior Notes and any future credit facilities will, and the terms of the Aquamarine term loan do, limit our ability to incur additional debt, these terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. In addition, the indenture governing the Senior Notes will allow us to issue additional Senior Notes under certain circumstances, which additional notes will also be guaranteed by the guarantors and will share in the collateral that will secure the Senior Notes and guarantees. We may also incur other additional indebtedness secured by liens that rank equal to those securing the Senior Notes in which case, the holders of that debt will be entitled to share equally with the holders of the Senior Notes in any proceeds distributed in connection with our winding up, insolvency, liquidation, reorganization or dissolution. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our substantial leverage.

The indenture governing the Senior Notes will impose significant operating and financial restrictions on us and our subsidiaries that may prevent us from capitalizing on business opportunities and restrict our ability to operate our business.

The indenture governing the Senior Notes will contain covenants that restrict our and our restricted subsidiaries’ ability to take various actions, such as:

•	paying dividends, redeeming subordinated indebtedness or making other restricted payments;

•	incurring or guaranteeing additional indebtedness or, with respect to our restricted subsidiaries or any other subsidiary guarantor, issuing preferred stock;

•	creating or incurring liens;

•	incurring dividend or other payment restrictions affecting our restricted subsidiaries;

•	consummating a merger, consolidation or sale of all or substantially all of our or our subsidiaries’ assets;

•	entering into transactions with affiliates;

•	transferring or selling assets;

•	engaging in business other than our current business and reasonably related extensions thereof;

•	issuing capital stock of certain subsidiaries;

•	taking or omitting to take any actions that would adversely affect or impair in any material respect the collateral securing our indebtedness;

•

terminating or amending material contracts, including the contract with DSME for the construction of the Platinum Explorer, the chartering contract with ONGC or the indenture governing the Senior Notes;

•	amending, modifying or changing our organizational documents; and

•	employing our rigs in certain jurisdictions.

We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain ratios or because of the limitations imposed on us by the restrictive covenants under the indenture governing the Senior Notes. In addition, the restrictions contained in the indenture governing the Senior Notes and any future credit facility may also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions, execute our business strategy, effectively compete with companies that are not similarly restricted or engage in other business activities that would be in our interest. In the future, we may also incur debt obligations that might subject us to additional and different restrictive covenants that could affect our financial and operational flexibility. We cannot assure investors that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on acceptable terms or at all.

Our ability to comply with these covenants will likely be affected by events beyond our control, and we cannot assure investors that we will satisfy those requirements. A breach of any of these provisions could result in a default under our existing and future debt agreements which could allow all amounts outstanding thereunder to be declared immediately due and payable. This would likely in turn trigger cross-acceleration and cross-default rights under the terms of our indebtedness outstanding at such time. If the amounts outstanding under our indebtedness were to be accelerated or were the subject of foreclosure actions, we cannot assure investors that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

Failure to obtain deliveries of the drilling units under construction may have a material and adverse effect on our business.

The Platinum Explorer is scheduled for delivery in November 2010. In addition, we currently have construction supervision agreements in place for the DragonQuest, Semi I and Semi II, but we are not a party to the construction contracts for these drilling units and do not have control over any agreements between the owner and the shipyard. Although we have secured drilling contracts for some of these drilling units, these units may not be completed, completed in a timely manner, delivered to us upon completion of construction or acceptable to our customers. If we are unable to deliver these units or find acceptable replacements, our drilling contracts may be cancelled and/or we may be required to pay damages to our customers, and our business, financial condition, results of operations and future prospects will be materially adversely affected.

Our financial condition may be adversely affected if we are unable to identify and complete future acquisitions, fail to successfully integrate acquired assets or businesses we acquire, or are unable to obtain financing for acquisitions on acceptable terms.

The acquisition of assets or businesses that we believe to be complementary to our drilling operations, such as the Acquisition, is an important component of our business strategy. We believe that acquisition opportunities may arise from time to time, and that any such acquisition could be significant. At any given time, discussions with one or more potential sellers may be at different stages. However, any such discussions may not result in the consummation of an acquisition transaction, and we may not be able to identify or complete any acquisitions. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our ordinary shares. Our business is capital intensive and any such transactions could involve the payment by us of a substantial amount of cash. We may need to raise additional capital through public or private debt or equity financings to execute our growth strategy and to fund acquisitions. Adequate sources of capital may not be available when needed on favorable terms. If we raise additional capital by issuing additional equity securities, existing shareholders may be diluted. If our capital resources are insufficient at any time in the future, we may be unable to fund acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Any future acquisitions could present a number of risks, including:

•	the risk of using management time and resources to pursue acquisitions that are not successfully completed;

•	the risk of incorrect assumptions regarding the future results of acquired operations;

•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and

•	the risk of diversion of management’s attention from existing operations or other priorities.

If we are unsuccessful in completing acquisitions of other operations or assets, our financial condition could be adversely affected and we may be unable to implement an important component of our business strategy successfully. In addition, if we are unsuccessful in integrating our acquisitions in a timely and cost-effective manner, our financial condition and results of operations could be adversely affected.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on or refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic and financial conditions in our industry, the economy generally or other risks summarized herein. A significant reduction in operating cash flow could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our debt or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase our interest expense, leverage and our operating and financial costs. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives.

The failure to generate sufficient cash flow or to achieve any of these alternatives could significantly adversely affect the value of, and our ability to pay amounts due under, our indebtedness. If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights between our applicable debt agreements. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on our debt. In addition, these lenders could then seek to foreclose on our assets to the extent such assets are collateral for such borrowings. If the amounts outstanding under our existing and future debt agreements were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

We are a holding company and are dependent on the earnings of our subsidiaries to make payments on our indebtedness.

We are a holding company, and our subsidiaries conduct all of our operations and own a substantial portion of our operating assets. A substantial portion of our assets consist of direct and indirect ownership interests in our subsidiaries. Our operating income and cash flow are generated by our subsidiaries. As a result, cash from our subsidiaries is the principal source of funds necessary to meet our obligations. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Consequently, our ability to repay our debt depends to a large extent on the earnings of our subsidiaries, our ability to receive funds from such subsidiaries through dividends, repayment of intercompany indebtedness or other payments and from our investments in cash and marketable securities. Contractual provisions or laws, as well as our subsidiaries’ financial condition, operating requirements and debt requirements, may limit our ability to obtain cash from subsidiaries that we require to pay our expenses or meet our current or future debt service obligations. Applicable tax laws may also subject such payments to us by subsidiaries to further taxation. In addition, such payment may be restricted by claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees.

There may be limits to our ability to mobilize drilling units between geographic markets and the time and costs of such drilling unit mobilizations may be material to our business.

The offshore contract drilling market is generally a global market as drilling units may be mobilized from one market to another market. However, geographic markets can, from time to time, have material fluctuations in costs and risks as the ability to mobilize drilling units can be impacted by several factors including, but not limited to, governmental regulation and customs practices, the significant costs to move a drilling unit, availability of tow boats, weather, political instability, civil unrest, military actions, and the technical capability of the drilling units to operate in various environments. Any increase in the supply of drilling units in the geographic areas in which we operate, whether through new construction, refurbishment or conversion of drilling units from other uses, remobilization or changes in the law or its application, could increase competition and result in lower dayrates and/or utilization, which would adversely affect our financial position, results of operations and cash flows. Additionally, while a drilling unit is being mobilized from one geographic market to another, we may not be paid by the customer for the time that the drilling unit is out of service. Also, we may mobilize the drilling unit to another geographic market without a customer contract which will result in increased operations cost.

Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

We do not expect operating and maintenance costs to necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in dayrates. However, costs for operating a drilling unit are generally fixed or only semi-variable regardless of the dayrate being earned. In addition, should the drilling units incur idle time between contracts, we would typically maintain the crew to prepare the drilling unit for its next contract and would not reduce costs to correspond to the decrease in revenue. During times of moderate activity, reductions in costs may not be immediate as the crew may be required to prepare the drilling units for stacking, after which time the crew will be reduced to a level necessary to maintain the drilling unit in working condition with the extra crew members assigned to active drilling units or dismissed. In addition, as drilling units are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Equipment maintenance expenses fluctuate depending upon the type of activity the drilling unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

The loss of some of our key executive officers and employees could negatively impact our business prospects.

Our future operational performance depends to a significant degree upon the continued service of key members of our management as well as marketing, sales and operations personnel. The loss of one or more of our key personnel could have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel. We may experience intense competition for personnel, and we cannot assure that we will be able to retain key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

Failure to employ a sufficient number of skilled workers or an increase in labor costs could hurt our operations.

We require skilled personnel to operate and provide technical services to, and support for, our drilling units. In periods of increasing activity and when the number of operating units in our areas of operation increases, either because of new construction, re-activation of idle units or the mobilization of units into the region, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing. The shortages of qualified personnel or the inability to obtain and retain qualified personnel also could negatively affect the quality and timeliness of our work. In addition, our ability to expand operations depends in part upon our ability to increase the size of the skilled labor force.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

We have evaluated our internal controls systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required to comply with the management certification requirements of, and preparing for the auditor attestation under, Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. While we have been able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain that our internal control over financial reporting will be adequate in the future to ensure compliance with the requirements of the Sarbanes-Oxley Act. If we are not able to maintain adequate internal control over financial reporting, we may be susceptible to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our securities.

Changes in tax laws, treaties or regulations, effective tax rates or adverse outcomes resulting from examination of our tax returns could adversely affect our financial results.

Our future effective tax rates could be adversely affected by changes in tax laws, treaties and regulations, both internationally and domestically. Tax laws, treaties and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon the interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings. If any country successfully challenges our income tax filings based on our structure or the presence of our operations there, or if we otherwise lose a material dispute, our effective tax rate on worldwide earnings could increase substantially and our financial results could be materially adversely affected.

Our international operations are subject to additional political, economic, and other uncertainties not generally associated with domestic operations.

A primary component of our business strategy is to operate in international oil and natural gas producing areas. Our international operations will be subject to a number of risks inherent in any business operating in foreign countries, including:

•	political, social and economic instability, war and acts of terrorism;

•	potential seizure, expropriation or nationalization of assets;

•	damage to our equipment or violence directed at our employees, including kidnappings;

•	piracy;

•	increased operating costs;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage in certain areas;

•	import-export quotas;

•	confiscatory taxation;

•	work stoppages;

•	unexpected changes in regulatory requirements;

•	wage and price controls;

•	imposition of trade barriers;

•	imposition or changes in enforcement of local content laws;

•	restrictions on currency or capital repatriations;

•	currency fluctuations and devaluations; and

•	other forms of government regulation and economic conditions that are beyond our control.

Our financial condition and results of operations could be susceptible to adverse events beyond our control that may occur in the particular country or region in which we are active. Additionally, we may experience currency exchange losses where, at some future date, revenues are received and expenses are paid in nonconvertible currencies or where we do not hedge exposure to a foreign currency. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

Many governments favor or effectively require that drilling contracts be awarded to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may result in inefficiencies or put us at a disadvantage when bidding for contracts against local competitors.

Our contract drilling operations will be subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and natural gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and natural gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems which are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from improper acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business and operations. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. laws and regulations prohibit us from using.

In order to effectively compete in some foreign jurisdictions, we utilize local agents and seek to establish joint ventures with local operators or strategic partners. Although we have procedures and controls in place to monitor internal and external compliance, if we are found to be liable for FCPA violations (either due to our own acts or omissions, or due to the acts or omissions of others, including actions taken by our agents and our strategic or local partners, even though our agents and partners may not be subject to the FCPA), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

We may be required to repurchase certain of our indebtedness with cash upon a change of control.

Upon the occurrence of specified change of control events in the indenture governing the Senior Notes we will be required to offer to repurchase all of such outstanding notes at a price equal to 101% of the aggregate principal amount of such notes repurchased, plus accrued and unpaid interest and additional interest, if any, up to, but not including the date of repurchase. We may not have sufficient funds available to repurchase all of the notes tendered pursuant to any such offer and any other debt that would become payable upon a change of control or in connection with such an asset sale offer. Any of our future debt agreements may also limit our ability to repurchase these notes until all such debt is paid in full. Our failure to purchase these notes would be a default under the indenture governing the Senior Notes, which would in turn likely trigger a default under our existing and any future debt agreements. In addition, the occurrence of a change of control may also constitute an event of default under our existing and any future debt agreements. In that event, we would need to cure or refinance the applicable debt agreements before making an offer to purchase. Moreover, any future indebtedness we incur may restrict our ability to repurchase these notes, including following a change of control. We may be unable to repay all of such indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to accomplish on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of the company.

Risks Related to Our Ordinary Shares and this Offering

Our related party transactions with F3 Capital and its affiliates may cause conflicts of interests that may adversely affect us.

We have entered into and may, in the future, enter into various transactions and agreements with F3 Capital and its affiliates, including as described in “Certain Relationships and Related Party Transactions.” F3 Capital has no fiduciary duty to make decisions in our best interest. F3 Capital is entitled to vote our ordinary shares in accordance with its own interests, which may be contrary to our and your interests and F3 Capital and its other affiliates are not limited in their ability to compete with us and are not obligated to offer us business opportunities or to offer to sell additional assets to us. We believe that the transactions and agreements that we have entered into with F3 Capital are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and F3 Capital or its affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business. In addition, conflicts of interest may arise between us and F3 Capital and its affiliates. F3 Capital may favor its own interests over our and your interests.

One of our directors, through his ownership of F3 Capital, will continue to hold a significant interest in us.

As of June 30, 2010, F3 Capital owned approximately 39.7% of our issued and outstanding ordinary shares. Upon exercise of outstanding warrants, on a fully diluted basis, F3 Capital will own approximately 40.1% of our issued and outstanding ordinary shares. This does not reflect ordinary shares that may be issued upon conversion of the F3 Capital Note or shares that may be issued in this offering. We are required to seek shareholder approval for the issuance of the shares upon conversion of the F3 Capital Note. The closing price of our stock on July 26, 2010 was $1.12. If our shareholders had approved the issuance as of such date, the F3 Capital Note would be convertible into 53,571,428 ordinary shares. Through his ownership of F3 Capital, Hsin-Chi Su, one of our directors, has significant influence over matters such as the election of our directors; control over our business, policies and affairs; and other matters submitted to our shareholders.

Additional sales of our ordinary shares or warrants by F3 Capital, or our employees, or issuances by us in connection with future acquisitions or otherwise, could cause the price of our securities to decline.

If F3 Capital sells a substantial number of our ordinary shares in the future, the market price of our ordinary shares could decline. The perception among investors that these sales may occur could produce the same effect. Execution of our business strategy will require substantial additional capital. To fulfill these capital requirements, we could issue additional ordinary shares, which would have the effect of diluting your percentage ownership of our ordinary shares and could cause the price of our ordinary shares to decline. If we were to include ordinary shares in a registration statement initiated by us, those additional shares could impair our ability to raise needed capital by depressing the price at which we could sell our ordinary shares.

We have no plans to pay regular dividends on our ordinary shares, so investors in our ordinary shares may not receive funds without selling their shares.

We do not intend to declare or pay regular dividends on our ordinary shares in the foreseeable future. Instead, we generally intend to invest any future earnings in our business. Subject to Cayman Islands law, our board of directors will determine the payment of future dividends on our ordinary shares, if any, and the amount of any dividends in light of any applicable contractual restrictions limiting our ability to pay dividends, our earnings and cash flows, our capital requirements, our financial condition and other factors our board of directors deems relevant. Our debt agreements also restrict our ability to pay dividends or other distributions on our equity securities. Accordingly, shareholders may have to sell some or all of their ordinary shares in order to generate cash flow from their investment. Shareholders may not receive a gain on their investment when they sell our ordinary shares and may lose the entire amount of their investment.

Our stock price has historically been volatile and the future market price for our ordinary shares could continue to be volatile.

The public market for our ordinary shares has historically been volatile. Any future market price for our shares is likely to continue to be volatile. Since June 30, 2008, our ordinary shares have traded at prices as low as $0.60 per share and as high as $8.77 per share. This price volatility may make it more difficult for you to sell your ordinary shares when you want and/or at prices you find attractive. We do not know of any one particular factor that has caused the volatility in our share price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our share price, regardless of our operating performance. A decline in the market price of our ordinary shares could cause you to lose some or all of your investment in us.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of our assets are located outside the United States. Further, enforcement of the note guarantees issued and the collateral pledged may be subject to certain limitations under Cayman Islands law. As a result, it may be difficult for holders of notes to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or executive officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law (2009 Revision) (as the same may be supplemented or amended from time to time), and the common law of the Cayman Islands. The rights of holders of the notes to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws thus providing significantly less protection to investors as compared to the United States, and some states, such as Delaware, which have more fully developed and judicially interpreted bodies of corporate law.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without re-examination of the merits at common law, provided such judgment:

•	is final and conclusive;

•	is one in respect of which the federal court of the United States had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

•	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-monetary relief; and

•	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Use of Proceeds

We expect the net proceeds from this offering will be approximately $46.9 million, after deducting underwriting discounts and commissions and our estimated offering expenses. The net proceeds from the concurrent Senior Note offering are expected to be approximately $939.7 million, after deducting estimated offering fees and expenses. We expect to use the net proceeds from this offering, together with the net proceeds of our Senior Note offering, to complete the Acquisition and to fund the remaining construction payments for the Platinum Explorer, to refinance certain of our existing indebtedness and for general corporate purposes.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2010:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) this offering (excluding the exercise in full by the underwriters of their over-allotment to purchase from us up to an aggregate of 6,818,182 ordinary shares) and our receipt of the estimated net proceeds of $46.9 million from such sale, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, (ii) the application of the proceeds from the Senior Notes offering, and (iii) completion of the other Transactions.

You should read this table along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and other financial data incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K, as amended, and our most recent Quarterly Report on Form 10-Q.

	As of March 31, 2010
	Actual	As Adjusted
Cash and cash equivalents	$30,395	$140,414
Platinum Explorer construction escrow	—	504,044
Restricted cash (1)	38,051	45,762

Debt:
Existing credit facility (2)	151,812	—
13 1/2 % Notes (2)	131,272	—
Senior Notes (3)	—	963,610
Aquamarine term loan (4)	102,855	102,855
F3 Capital Note (5)	—	60,000
Insurance premium payables	3,434	3,434

Total debt	389,373	1,129,899

Total shareholders’ equity	746,075	773,851

Total capitalization	$1,135,448	$1,903,750

(Dollars in thousands)

(1)

Restricted cash consists of cash and cash equivalents established as debt reserves and posted as collateral for bid tenders and performance bonds. Includes $9.1 million of escrowed cash held for interest payments on the 13 1/2% Notes.

(2)

These amounts do not reflect accrued and unpaid interest. Prepayment of our existing credit facility requires us to pay accrued and unpaid interest plus a penalty of 0.50% of the principal amount being repaid, or $759,000, for a total prepayment cost of approximately $152.6 million. The loans mature on March 17, 2016 and September 10, 2016, respectively, and the effective interest rate as of March 31, 2010 was LIBOR plus a margin ranging from 3.5% to 5.5%. The 13 1/2% Notes are being redeemed at 104% of their principal amount, plus accrued and unpaid interest, for a total redemption cost of $145.4 million.

(3)	The Senior Notes have a principal amount of $1.0 billion, but are being issued at an original issue discount of approximately $36.4 million.
(4)	P2020, as borrower, and a lender entered into the Aquamarine term loan to partially fund the final construction payment for the Aquamarine Driller. We have provided a guarantee of the amounts outstanding under this facility.
(5)	For more information on the F3 Capital Note, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

Price Range of Ordinary Shares

Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.” On June 13, 2008, as a result of the completion of our transaction with Vantage Energy, each share of common stock of Vantage Energy was converted into one of our ordinary shares. Prior to June 13, 2008, the common stock of Vantage Energy traded on the NYSE Amex under the symbol “VTG.”

The following table sets forth the range of the high and low sale prices for our ordinary shares and the common stock of Vantage Energy for the periods indicated.

	Ordinary Shares / Common Stock
	High	Low
Year Ending December 31, 2010:
Third quarter (through July 26, 2010)	$1.46	$0.99
Second quarter	$1.89	$1.32
First quarter	$1.77	$1.29

Year Ending December 31, 2009:
Fourth quarter	$2.10	$1.56
Third quarter	$1.94	$1.36
Second quarter	$2.50	$1.01
First quarter	$1.73	$0.70

Year Ending December 31, 2008:
Fourth quarter	$3.18	$0.60
Third quarter	$8.77	$2.70
Second quarter
Company Ordinary Shares (from June 13, 2008)	$9.39	$7.86
Vantage Energy Common Stock (prior to June 13, 2008)	$8.74	$7.45
First quarter	$7.62	$7.30

On July 26, 2010, the closing price of our ordinary shares as reported by the NYSE Amex was $1.12 per share. Our authorized capital stock consists of 400,000,000 ordinary shares and 10,000,000 preferred shares. As of July 26, 2010, 236,809,576 ordinary shares were issued and outstanding, and no preferred shares were issued and outstanding. As of such date, there were approximately 24 holders of record of our ordinary shares.

Dividend Policy

We have not paid a dividend on our ordinary shares, cash or otherwise, and do not intend to in the foreseeable future. In addition, under our existing credit facility, we are restricted from paying cash dividends on our ordinary shares. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in existing and future financing agreements, business conditions and other factors.

Drilling Unit Agreements

Our drilling contracts are the result of negotiations with our customers, and most contracts are awarded upon competitive bidding. Our drilling contracts generally contain the following commercial terms: (i) contract duration extending over a specific period of time or a period necessary to drill one or more wells; (ii) term extension options in favor of our customer, generally upon advance notice to us, at mutually agreed, indexed or fixed rates, provisions permitting early termination of the contract if the drilling unit is lost or destroyed or by the customer if operations are suspended for a specified period of time due to breakdown of major rig equipment, unsatisfactory performance, “force majeure” events beyond our control and the control of the customer or other specified conditions; (iii) provisions allowing early termination of the contract by the customer without cause, generally exercisable upon advance notice and in some cases without making an early termination payment to us; (iv) payment of compensation to us (generally in U.S. dollars although some contracts require a portion of the compensation to be paid in local currency) on a “day work” basis such that we receive a fixed amount for each day (referred to as a “dayrate”) that the drilling unit is operating under contract (lower rates or no compensation generally apply during periods of equipment breakdown and repair or in the event operations are suspended or interrupted by other specified conditions, some of which may be beyond our control); (v) payment by us of the operating expenses of the drilling unit, including crew labor and incidental rig supply costs; (vi) provisions allowing us to recover certain labor and other operating cost increases from our customers through dayrate adjustment or otherwise; and (vii) indemnity provisions from our customers to us respecting third party claims and risk allocations between our customers and us relating to damages, claims or losses by our customers, us or third parties. See also “Risk Factors – Customers may be unable or unwilling to indemnify us.”

The following table sets forth certain information concerning our owned and managed offshore drilling fleet.

The following table sets forth certain information concerning the contract status of our owned and managed offshore drilling fleet.

Name	Region	Expected Contract Duration	Actual/ Expected Contract Commencement	Average Drilling Revenue Per Day (1)		Customer

Emerald Driller	Southeast Asia	2 years	Q1 2009	$171,000		Pearl Energy

Sapphire Driller	West Africa	5 months	Q1 2010	$115,500		VAALCO

	West Africa	8-14 months (2)	Q3 2010	$120,000		Foxtrot International

Aquamarine Driller	Southeast Asia	2 years (3)	Q2 2010	$120,000		Nido

Topaz Driller	Southeast Asia	7 months	Q1 2010	$107,200		Phu Quy (4)

Platinum Explorer	India	5 years	Q1 2011	$590,500		ONGC (5)

DragonQuest	U.S. Gulf of Mexico	8 years	Q3 2011	$551,300	(6), (7)	Petrobras

Semi I	Mexican Gulf of Mexico	5 years	Q1 2011	$503,000	(7)	Pemex

(1)	Average drilling revenue per day is based on the total estimated revenue divided by the minimum number of days committed in a contract. Unless otherwise noted, the total estimated revenue includes mobilization and demobilization fees and other contractual revenues associated with the drilling services.
(2)	The initial term for work commencing in the third quarter of 2010 is 240 days and the customer has the option to extend the contract for up to an additional 180 days.
(3)	The contract is for drilling two wells plus extended well tests. Estimated drilling time is one month per well and extended well testing could range from a few months to up to one year per well. After one year, the dayrate is indexed to market rates for long-legged jackups operating in Southeast Asia.
(4)	Phu Quy is a joint venture interest between PetroVietnam Exploration Production Corp. and Total E&P Vietnam.
(5)	For more information on the contract with ONGC, see “ONGC Contract” below.
(6)	The average drilling revenue per day includes the achievement of the 12.5% bonus opportunity, but excludes mobilization revenues and revenue escalations included in the contract.

(7)	We will manage these vessels pursuant to management services agreements and will only receive management fees pursuant to these agreements. For more information, see “Drillship Construction Supervision and Management Services Agreements” and “Semisubmersible Construction Supervision and Management Services Agreements.”

ONGC Contract

The Platinum Explorer is currently subject to a drilling contract between us and ONGC. This contract has a term of five years, which is expected to commence in the first quarter of 2011. In the event that we need to extend the delivery date, we are required to pay liquidated damages as described below. Under the terms of this contract, ONGC will pay a fee of $10.0 million upon mobilization of the drillship to the first well location it designates and an operating dayrate of $585,000. ONGC may, in its discretion, terminate this contract if, among other things, any of the following occur: (i) we become insolvent or are adjudicated to be bankrupt; (ii) our rights under the contract are transferred or assigned without their consent; (iii) if our performance is deemed by ONGC to be unacceptable after having been given notice and an opportunity to cure; or (iv) the Platinum Explorer is lost, missing, presumed lost or a total loss. In addition, the Platinum Explorer is required to commence operations at the designated drilling location by December 31, 2010. For each week after December 31, 2010 that the Platinum Explorer has not commenced operations, we are required to pay liquidated damages of approximately $1.0 million per week for up to ten weeks. If the Platinum Explorer has not commenced operations by March 11, 2011, ONGC may terminate the contract.

Drillship Construction Supervision and Management Services Agreements

We are party to agreements to manage the construction and operation of the Platinum Explorer and the DragonQuest. Our counterparty in each of these agreements is an affiliate of F3 Capital. During the construction of each of these drillships, these agreements entitle us to receive a fee of approximately $5.0 million per drillship annually, prorated to the extent construction is completed mid-year. Once each drillship is operational, these agreements entitle us to receive a fixed fee per day plus a performance fee based on the operational performance of each respective drillship which we expect to generate, in the aggregate, between approximately $13.0 and $15.0 million annually, including marketing fees for every charter agreement we secure on behalf of one of these drillships. The construction supervision agreements may be terminated by either party upon the provision of notice. The management services agreements may be terminated by our counterparty if, among other things, any of the following occur: (i) we fail to meet our obligations under the agreement after being given notice and time to cure; (ii) we go into liquidation or cease to carry on our business; (iii) the relevant drillship is damaged to the point of being inoperable; or (iv) the relevant drillship is sold and no outstanding payments are owed to us. As of June 30, 2010, amounts totaling approximately $13.6 million for construction services rendered by us on the Platinum Explorer and DragonQuest are outstanding. Pending closing of the Acquisition, we are not seeking payment of amounts owed to us for construction services rendered with respect to the Platinum Explorer. As a result of the non-payment for construction services for the DragonQuest, we have stopped ordering equipment for this unit until the outstanding amounts are paid.

In connection with the Acquisition, the construction supervision and management services agreements for the Platinum Explorer will be terminated. For more information on the Acquisition, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

We are also party to a construction supervision agreement with an affiliate of F3 Capital for the Cobalt Explorer. In June 2009, construction activities on the Cobalt Explorer were suspended for one year. Negotiations are pending with F3 Capital to amend our respective performance obligations under the construction supervision agreement to correspond with the proposed deferred construction of the Cobalt Explorer. These negotiations include determining F3 Capital’s obligation to pay us approximately $3.0 million for construction services rendered by us in 2009, which has not been paid as of the date of this prospectus supplement. The management services agreement is also being reviewed in connection with our discussions with F3 Capital regarding the construction supervision services.

Semisubmersible Construction Supervision and Management Services Agreements

We are party to agreements to manage the construction and operations of the Semi I and the Semi II. The construction agreements continue until terminated in accordance with the terms of such agreements or until the drilling unit is accepted under the terms of a drilling contract. The operating and management agreements are for an indefinite term, and continue until terminated by either party in accordance with the terms of the arrangement. Pursuant to the construction agreements, we are entitled to receive a fee of $5.0 million per year per unit, payable in monthly installments, while the semisubmersibles are under construction. Pursuant to the operating and management agreements, we are entitled to a fixed fee per day and a performance fee based on the operational performance of each unit, which we expect to generate, in the aggregate, between approximately $12.0 and $15.0 million annually. The owner may terminate the agreements upon the occurrence of, among other things, any of the following: (i) we commit a material breach of the agreements after being given notice and time to cure; (ii) we enter into bankruptcy proceedings or are adjudged insolvent; or (iii) we experience a change of control and the owner reasonably objects to such change of control within three months of becoming aware of it. Additionally, the owner may terminate the construction agreements at any time on seven days notice and the operating and management agreements at any time on 30 days notice. The Semi I will be delivered after the scheduled delivery date, which will give the customer the right to terminate its agreement with the owner of the Semi I; however, the customer has given no indication that they intend to do so.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with its financing activities, we have entered into a number of transactions with our directors, officers and 5.0% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of our board of directors, except for our consulting agreement with John C.G. O’Leary. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our audit committee is responsible for approving related party transactions. The audit committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflict of interest situations. Such transactions must be approved by the audit committee prior to consummation.

Platinum Explorer Transaction

Background

In September 2007, Mandarin, an affiliate of F3 Capital, entered into a shipbuilding contract with DSME for the construction of the Platinum Explorer. In March 2008, Vantage Energy, our predecessor, entered into a purchase agreement to acquire the Platinum Explorer from Mandarin. In November 2008, we agreed to restructure the purchase transaction through the purchase of a 45% ownership interest in Mandarin from F3 Capital, with ownership of the Platinum Explorer to be retained by Mandarin upon completion of the construction of the drillship. We agreed to purchase this ownership interest for total consideration of approximately $190.0 million in cash and issuance of warrants to purchase up to approximately 1,980,000 ordinary shares. Hsin-Chi Su, one of our directors, owns 100.0% of the outstanding equity of F3 Capital.

Purchase of F3 Capital’s Interest in Mandarin and Issuance of F3 Capital Note

Share Sale and Purchase Agreement

On July 6, 2010, we entered into a Share Sale and Purchase Agreement, or the SSPA, in respect of the Acquisition for total consideration of $139.7 million, consisting of $79.7 million in cash and a promissory note in the principal amount of $60.0 million issued to F3 Capital. The cash consideration will be reduced by approximately $70.0 million if the installment payments for the construction of the Platinum Explorer are paid by the issuer or parent directly to DSME. Such amount, whether or not paid directly to DSME, is subject to the special mandatory redemption described below under “Description of Indebtedness — Special Mandatory Redemption.” The SSPA contains customary representations and warranties for both us and F3 Capital. The closing is subject to several closing conditions, including: (a) arrangements being made by us to replace the existing collateral with our own collateral under the performance bond issued in connection with the drilling contract for the Platinum Explorer with ONGC and (b) our completion of a financing to fund the Acquisition and the remaining construction payments for the Platinum Explorer. We will also be required to indemnify F3 Capital for any losses suffered under the guarantee to DSME. The closing is expected to occur on or before July 30, 2010, and the SSPA will terminate if the transaction has not been consummated, or the deadline has not been amended or extended, on or before that date. The SSPA, the F3 Capital Note, the registration rights agreement, the call option agreement and the DragonQuest financing agreement were each approved by a Special Committee of our Board of Directors composed of independent directors and by the Audit Committee of our Board of Directors. In addition, the Special Committee received a fairness opinion from Parks Paton Hoepfl & Brown, LLC, regarding the fairness of the transactions to our disinterested shareholders.

F3 Capital Note

Upon issuance, the F3 Capital Note will accrue interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note will become convertible into our ordinary shares upon approval by our shareholders. We will file a preliminary proxy statement with the SEC for a meeting of shareholders that includes a proposal seeking shareholder approval for the F3 Capital Note to be convertible into our ordinary shares. If shareholders approve the proposal, the principal amount of the F3 Capital Note will be convertible into our ordinary shares at the conversion price specified in the F3 Capital Note. We would be able to require conversion of the F3 Capital Note at maturity.

If the F3 Capital Note becomes convertible, any principal amount of the note that F3 Capital elects to convert will be reduced by any amounts owed by F3 Capital to Vantage International Management Company, or VIMCO, or Vantage Deepwater Company, or Vantage Deepwater, two of our wholly-owned subsidiaries, in connection with the Platinum Explorer that are more than 60 days past due. The F3 Capital Note also contains both a variety of anti-dilution covenants that would adjust the conversion price of the note upon the issuance of ordinary shares for a price less than the conversion price of the F3 Capital Note and a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we offer so long as the F3 Capital Note is outstanding.

If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the note will rise to 10% per annum. If we fail to timely set a record date for a meeting of shareholders, timely file a preliminary proxy statement for the meeting or to comply with other timing provisions related to the registration of any shares that may be issued upon conversion, the interest rate on any amounts outstanding under the note will increase to 12% per annum and we will be obligated to make an initial penalty payment of $5.0 million to F3 Capital and pay certain other additional amounts until we comply with such obligations.

Registration Rights Agreement

We will also enter into a registration rights agreement with F3 Capital in connection with the SSPA. Under the terms of the registration rights agreement, we will agree to register the ordinary shares issuable upon the conversion of the F3 Capital Note if it becomes convertible, as well as certain other shares previously issued to F3 Capital and approved by shareholders in December 2009. Under the terms of the registration rights agreement, F3 Capital has piggyback registration rights should we propose to file a registration statement under the Securities Act (other than on Forms S-4 or S-8). In addition, F3 Capital has the right to demand that we register all of the ordinary shares covered by the registration rights agreement.

Call Option Agreement

In connection with the transactions contemplated by the SSPA, we entered into a call option agreement with Valencia, an affiliate of F3 Capital. Pursuant to the terms of the call option agreement, we granted Valencia the option to purchase Vantage Deepwater from us for total consideration of $1.00. Vantage Deepwater is the party to our drilling contract with Petrobras. The option granted to Valencia under the call option agreement may only be exercised upon the earlier of: (a) completion of construction, outfitting and delivery of the DragonQuest or (b) completion of financing for $125.0 million or more of the unfunded construction cost for the DragonQuest. In order to exercise the option, Valencia must have paid all amounts owed to us under the construction supervision and management agreements related to the DragonQuest and enter into arrangements to ensure that we receive an amount equal to all management fees that we would have otherwise been entitled to under the management services agreement for the DragonQuest, with such amounts being paid to us as if Valencia had never exercised its rights under the call option agreement. The option granted to Valencia will also terminate upon the occurrence of specified defaults.

DragonQuest Financing Agreement

In connection with the transactions contemplated by the SSPA, we, F3 Capital, Vantage Deepwater and Titanium Explorer Company, or Titanium, another of our wholly-owned subsidiaries, entered into a financing agreement with Valencia regarding the drillship DragonQuest. Under the terms of the financing agreement, we will take specified measures to facilitate the financing of the DragonQuest, although such measures do not include the incurrence of additional debt, the issuance of any guarantees or the pledge of our assets. We have also agreed, if requested by Valencia or a third party financier, to assist Valencia in providing collateral in order to procure financing for the DragonQuest, including novating the drilling contract with Petrobras and deferring up to 75% of the fees payable under the management agreement. If any management fees are deferred, such deferred fees will be payable annually with interest of 8%, and any deferred fees may be paid in cash or ordinary shares of Valencia, at Valencia’s election. Further, pursuant to the financing agreement, we will defer Valencia’s payment of construction management fees due to Titanium under the construction management agreement between Titanium and Valencia from July 6, 2010, until the delivery date of the DragonQuest. Upon the occurrence of any default by Valencia within eight years after the date of the financing agreement, we shall have the option (subject to certain exceptions) to purchase all of the issued and outstanding shares of Valencia from F3 Capital.

Drillship Construction Supervision and Management Services Agreements

For a summary of the drillship construction supervision and management services agreements, and amounts owed to us under these agreements by F3 Capital, see “Drilling Unit Agreements – Drillship Construction Supervision and Management Services Agreements.”

Termination Agreement with Mandarin

We previously held an option to purchase the DragonQuest. In November 2008, the option lapsed pursuant to its terms, and pursuant to its terms, we were obligated to pay a termination fee of $10.0 million to Mandarin. In settlement of our obligations under the option, we reached an agreement with Mandarin and issued 7,299,270 of our ordinary shares to F3 Capital in lieu of paying the termination fee in cash.

2009 Private Placement to F3 Capital

On January 9, 2009, we entered into a subscription agreement with F3 Capital. Pursuant to the terms of the subscription agreement, we issued and sold 5,517,241 ordinary shares to F3 Capital in consideration for $8.0 million. The proceeds of the offering were used to fund our portion of the collateral for a performance bond obligation for Mandarin in connection with a drilling contract and for general corporate purposes.

Consulting Agreement with John C.G. O’Leary

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our board of directors. Pursuant to the terms of this agreement, we pay Strand Energy a monthly consulting fee in the amount of €30,000. Strand Energy will provide us with consulting services related to offshore oil and natural gas drilling markets. Unless terminated earlier, this agreement will terminate on May 5, 2012.

Security Ownership of Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares on July 26, 2010, except as noted below, by (1) each person who is known by us to beneficially own more than 5.0% of our outstanding voting power, (2) each of our directors and named executive officers, and (3) all of our current directors and executive officers as a group. To our knowledge, and unless otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his shares beneficially owned.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned (2)
Greater than five percent holders:
F3 Capital (3)	95,775,266	40.11%

Directors and named executive officers:
Paul A. Bragg (4)	4,324,246	1.82%
Jorge E. Estrada (5)	1,921,204	*
Robert Grantham (6)	18,000	*
Marcelo D. Guiscardo (7)	2,222,409	*
John C.G. O’Leary (8)	2,752,909	1.16%
Hsin-Chi Su (9)	95,775,266	40.11%
Steinar Thomassen (10)	10,000	*
Douglas Halkett (11)	665,702	*
Douglas G. Smith (12)	344,480	*
Donald Munro (13)	293,350	*
William L. Thomson (14)	422,355	*
Ong Tian Khiam (15)	—	—
Koichiro Esaka (16)	—	—

All directors and executive officers as a group (16 persons)	110,713,401	45.78%

*	Less than 1% of our ordinary shares outstanding.
(1)	Unless otherwise indicated, the address of all beneficial owners of our ordinary shares set forth above is c/o Vantage Drilling Company, 777 Post Oak Boulevard, Suite 610, Houston, Texas 77056.
(2)	Based on 236,809,576 ordinary shares outstanding as of July 26, 2010, which excludes the shares to be issued in this offering. Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by our officers, directors and principal shareholders and reporting forms, if any, filed with the SEC on behalf of such persons.
(3)

Mr. Hsin-Chi Su owns 100% of F3 Capital. The address of F3 Capital is 8th No 126 Jianguo North Road, Taipei 104, Taiwan. Includes 1,983,471 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable. This does not reflect ordinary shares that may be issued upon conversion of the F3 Capital Note. We are required to seek shareholder approval for the issuance of the shares upon conversion of the F3 Capital Note. The closing price of our ordinary shares on July 26, 2010 was $1.12. If our shareholders had approved the issuance as of such date, the F3 Capital Note would be convertible into 53,571,428 ordinary shares. See “Certain Relationship and Related Party Transactions – Platinum Explorer Transaction.”

(4)	Paul A. Bragg is our Chairman and Chief Executive Officer. Includes 786,900 unvested shares of restricted stock granted to Mr. Bragg pursuant to the 2007 Long-Term Incentive Plan, or the 2007 Plan, 945,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable and 750,000 ordinary shares that Mr. Bragg transferred for estate planning purposes to the Paul A. Bragg 2007 Annuity Trust, a grantor retained annuity trust for the benefit of family and friends.
(5)	Jorge E. Estrada is one of our directors. Includes 486,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(6)	Robert Grantham is one of our directors. Includes 18,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(7)	Marcelo D. Guiscardo is one of our directors. Includes 486,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(8)	John C.G. O’Leary is one of our directors. Includes 500,500 unvested shares of restricted stock granted to Mr. O’Leary pursuant to the 2007 Plan and 486,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.

(9)	Hsin-Chi Su is one of our directors and the sole shareholder of F3 Capital. Includes 1,983,471 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable. This does not reflect ordinary shares that may be issued upon conversion of the F3 Capital Note. We are required to seek shareholder approval for the issuance of the shares upon conversion of the F3 Capital Note. The closing price of our ordinary shares on July 26, 2010 was $1.12. If our shareholders had approved the issuance as of such date, the F3 Capital Note would be convertible into 53,571,428 ordinary shares. See “Certain Relationship and Related Party Transactions – Platinum Explorer Transaction.”
(10)	Steinar Thomassen is one of our directors.
(11)	Douglas Halkett is our Chief Operating Officer. Includes 12,900 ordinary shares owned by Mr. Halkett’s spouse, 575,125 unvested shares of restricted stock granted to Mr. Halkett pursuant to the 2007 Plan and 35,702 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(12)	Douglas G. Smith is our Chief Financial Officer. Includes 330,400 unvested shares of restricted stock granted to Mr. Smith pursuant to the 2007 Plan and 6,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(13)	Donald Munro is our Vice President—Operations. Includes 293,350 unvested shares of restricted stock granted to Mr. Munro pursuant to the 2007 Plan.
(14)	William L. Thomson is our Vice President—Assets & Engineering. Includes 281,225 unvested shares of restricted stock granted to Mr. Thomson pursuant to the 2007 Plan and 110,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(15)	Ong Tian Khiam is one of our directors.
(16)	Koichiro Esaka is one of our directors.

Description of Indebtedness

We summarize below the debt and debt agreements that will be outstanding as of the closing of this offering and the other Transactions. This description is only a summary of the applicable agreements. The following summaries do not purport to be complete, but do discuss the provisions that are, in our view, material for investors, and are subject to, and qualified in their entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus supplement.

Senior Notes

General

Concurrently with this offering of ordinary shares, OGIL is offering $1.0 billion aggregate principal amount of the Senior Notes in accordance with Rule 144A and Regulation S under the Securities Act. We and certain of our subsidiaries will be guarantors of the Senior Notes. The Senior Notes will be secured by a first priority security interest in the Emerald Driller, the Sapphire Driller, the Topaz Driller and, upon its delivery, the Platinum Explorer. The Senior Notes will also be secured by certain other assets of OGIL and certain of the guarantors and by a pledge of the stock of OGIL and certain of the guarantors. The net proceeds from the offering of the Senior Notes will be used to complete the Acquisition, fund the remaining construction payments for the Platinum Explorer, to refinance certain indebtedness and for general corporate purposes. We estimate that the net proceeds of the Senior Note offering, after deducting estimated offering fees and expenses, will be approximately $939.7 million.

The concurrent offering of Senior Notes will not be registered under the Securities Act or the securities law of any other jurisdiction, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Senior Notes will only be offered to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act. This description and other information in this prospectus supplement regarding the Senior Notes is solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any Senior Notes.

Special Mandatory Redemption

Upon receipt of the net proceeds of the Senior Note offering, OGIL will deposit approximately $575.0 million of the net proceeds reserved for the remaining construction payments for the Platinum Explorer into an escrow account to be established on or prior to the issue date by the collateral agent for the holders of the Senior Notes, pursuant to an escrow agreement containing customary terms, which will be released to (i) fund installment payments and (ii) fund the final construction payment for the Platinum Explorer, provided that approximately $70.0 million of such amount may be paid on the issue date of the Senior Notes directly to DSME in respect of the installment payments. Upon the occurrence of certain events, there will be a requirement to redeem Senior Notes equal in principal amount to the approximately $575.0 million of net proceeds reserved for the remaining construction payments at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. We will also be required to make a special mandatory redemption upon a total loss of a vessel.

These events include (a) prior to the delivery and acceptance of the Platinum Explorer in conformity with the construction contract for the Platinum Explorer and the specifications set forth therein, the construction contract for the Platinum Explorer is terminated for any reason, or amended or modified after the issuance of the Senior Notes in any manner adverse to us or the holders of the Senior Notes; (b) prior to the delivery and acceptance of the Platinum Explorer in conformity with the construction contract for the Platinum Explorer and the specifications set forth therein, the drilling contract for the Platinum Explorer is terminated for any reason, or amended or modified after the issuance of the Senior Notes in any manner adverse to us or the holders of the Senior Notes; or (c) (i) delivery and acceptance of the Platinum Explorer in conformity with the requirements of the construction contract for the Platinum Explorer and the specifications set forth therein has not occurred, (ii) good and marketable title for the Platinum Explorer is not transferred to us, (iii) the Platinum Explorer is not registered in our name as owner under Bahamian flag and (iv) a ship mortgage is not recorded on the Platinum Explorer in favor of the collateral agent for the holders of the Senior Notes by the later of (x) December 31, 2010 and (y) if we and ONGC have agreed in good faith to a modified delivery date for the Platinum Explorer such date that is so agreed, which shall in no event be later than January 31, 2011, provided that the drilling contract for the Platinum Explorer has not otherwise been modified after the issue date in any manner adverse to us or the holders of the Senior Notes, then, upon the occurrence or happening of any such event, we shall be required to redeem notes equal in principal amount to $575.0 million upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Senior Notes redeemed to the applicable date of redemption.

F3 Capital Note

On July 6, 2010, we entered into the SSPA with F3 Capital in respect of the Acquisition for total consideration of $139.7 million, consisting of $79.7 million in cash and a convertible promissory note in the principal amount of $60.0 million. The cash consideration will be reduced by approximately $70.0 million if the installment payments for the construction of the Platinum Explorer are paid by the issuer or parent directly to DSME. Such amount, whether or not paid directly to DSME, is subject to the special mandatory redemption described above under “– Senior Notes – Special Mandatory Redemption.” Upon issuance, the F3 Capital Note will accrue interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note will become convertible into our ordinary shares upon approval by our shareholders. We will file a preliminary proxy statement with the SEC for a meeting of shareholders that includes a proposal seeking shareholder approval for the F3 Capital Note to be convertible into our ordinary shares. If shareholders approve the proposal, the principal amount of the F3 Capital Note will be convertible into our ordinary shares at the conversion price specified in the F3 Capital Note. We would be able to require conversion of the F3 Capital Note at maturity.

If the F3 Capital Note becomes convertible, any principal amount of the note that F3 Capital elects to convert will be reduced by any amounts owed by F3 Capital to VIMCO or Vantage Deepwater in connection with the Platinum Explorer that are more than 60 days past due. The F3 Capital Note also contains both a variety of anti-dilution covenants that would adjust the conversion price of the note upon the issuance of ordinary shares for a price less than the conversion price of the F3 Capital Note and a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we offer so long as the F3 Capital Note is outstanding.

If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the note will rise to 10% per annum. If we fail to timely set a record date for a meeting of shareholders, timely file a preliminary proxy statement for the meeting or to comply with other timing provisions related to the registration of any shares that may be issued upon conversion, the interest rate on any amounts outstanding under the note will increase to 12% per annum and we will be obligated to make an initial penalty payment of $5.0 million to F3 Capital and pay certain other additional amounts until we comply with such obligations. See “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction” for more information on the F3 Capital Note.

Aquamarine Term Loan

In August 2009, P2020 Rig Co., or P2020, one of our wholly-owned subsidiaries, entered into the Aquamarine term loan with a lender for $100.0 million. We are a guarantor of the Aquamarine term loan. We used the proceeds from the Aquamarine term loan to partially fund the final construction payment for the Aquamarine Driller. Borrowings under the Aquamarine term loan bear cash interest at 15% per annum and will mature September 2, 2014. In addition to the cash interest, borrowings under the Aquamarine term loan incur pay-in-kind interest which accretes the value of the Aquamarine term loan to $140.0 million at maturity. We have two options to prepay the Aquamarine term loan, so long as no event of default has occurred and is continuing: (i) between September 1, 2011 and August 31, 2012, we may purchase the Aquamarine term loan for $127.5 million plus all accrued and unpaid cash interest due; and (ii) between September 1, 2012 and August 31, 2014, we may purchase the Aquamarine term loan for $140.0 million plus all accrued and unpaid cash interest due. The lender holds a first priority security interest in the Aquamarine Driller and is entitled to an assignment of certain of our rights under any contracts relating to the Aquamarine Driller. The Aquamarine term loan has a variety of covenants, including a financial covenant debt service coverage test at the borrower level and administrative reporting requirements. The Aquamarine term loan also contains customary events of default and remedies.

Description of Share Capital

The following description of our share capital summarizes the material terms and provisions of our share capital and updates the descriptions contained in the accompanying prospectus. For the complete terms of our share capital, please refer to our amended and restated memorandum and articles of association that are filed as exhibits to the reports incorporated by reference into this prospectus supplement.

Description of Ordinary Shares

We are currently authorized to issue 400,000,000 ordinary shares, par value $0.001 per share. As of July 26, 2010, we had 236,809,576 ordinary shares issued and outstanding. The holders of ordinary shares are entitled to one vote per share on all matters to be voted on by the shareholders. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred shares, the holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred shares, if any, then outstanding. The ordinary shares have no preemptive or conversion rights or other subscription rights. All outstanding ordinary shares are fully paid and non-assessable. We have not paid any dividends on our ordinary shares.

Description of Preferred Shares

We are currently authorized to issue 10,000,000 preferred shares, par value $0.001 per share, subject to the unanimous approval of the Special Finance Committee of our board of directors, or the SFC. Shareholder approval is not required for us to issue preferred shares. Each class or series of preferred shares issued by us shall have the dividend, conversion, redemption, voting, liquidation and preemptive rights, and such other special rights as in each case have received approval by the SFC and are set forth in resolutions, approved by our board of directors, providing for the issuance of such preferred shares. All terms of our preferred shares will be determined by the SFC. Our amended and restated memorandum and articles of association contain no restriction on the repurchase or redemption of preferred shares by us while there is an arrearage in the payment of dividends or sinking fund installments, however, the board resolutions approving any future class of preferred shares may contain such restrictions. Our issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our ordinary shares. Our issuance of preferred shares with voting rights may adversely affect the voting power of the holders of our ordinary shares, including the loss of voting control to others.

Listing

Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.”

Transfer Agent

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement, dated July 26, 2010, between us and Jefferies & Company, Inc., as representative of the several underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the number of ordinary shares indicated in the table below:

Underwriters	Number of Ordinary Shares
Jefferies & Company, Inc.	22,727,273
Johnson Rice & Company L.L.C.	11,363,636
Pareto Securities Inc.	11,363,636

Total	45,454,545

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and the approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares if any of the ordinary shares are purchased. We have agreed to indemnify the underwriters and certain of its controlling persons jointly and severally against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments that that underwriters may be required to make in respect of those liabilities.

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority without the consent of the customer.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.0363 per ordinary share. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay to the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$1.1000	$1.1000	$50,000,000	$57,500,000
Underwriting discounts and commissions paid by us	$0.0605	$0.0605	$2,750,000	$3,162,500
Proceeds to us, before expenses	$1.0395	$1.0395	$47,250,000	$54,337,500

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $350,000, which includes legal, accounting and printing costs and various other fees associated with registering the ordinary shares.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% in this offering.

Listing

Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.”

Option to Purchase Additional Ordinary Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 6,818,182 of additional ordinary shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ordinary shares than the total number set forth in the table above.

No Sales of Similar Securities

We, our directors, certain of our executive officers and certain of our shareholders have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell (including, without limitation, any short sale), offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act,

•

otherwise dispose of any ordinary shares, options, rights or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially, or

•

publicly announce an intention to do any of the foregoing for a period of and including 90 days after the date of this prospectus supplement without the prior written consent of Jefferies & Company, Inc.

These restrictions terminate after the close of trading of the ordinary shares on and including the 90 days after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ordinary shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may engage in transactions, including over-allotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares. “Naked” short sales are sales in excess of the option to purchase additional ordinary shares. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

The underwriters or their affiliates from time to time have provided and may in the future provide investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. The underwriters and their affiliates have received or will receive customary compensation in connection with such services.

Jefferies & Company, Inc. has acted as a financial advisor to us, for which it will receive a customary fee. Jefferies & Company, Inc., Johnson Rice & Company L.L.C. and Pareto Securities AS are acting as initial purchasers in connection with our concurrent offering of Senior Notes.

On March 31, 2009, we entered into an Advisory Agreement with Johnson Rice & Company L.L.C., or Johnson Rice, one of the joint book-running managers in this offering, whereby we retained Johnson Rice as our investment banker. The agreement has a term expiring in April 2012. Under the agreement, Johnson Rice makes available to us the services of one of its employees on an exclusive basis. The employee’s duties include assisting us with locating and negotiating financing for our jackup rigs, and also providing assistance with treasury management activities, bank management activities and investor relations. We are obligated to pay Johnson Rice the sum of $20,000 per month during the term, subject to reduction of such fee under certain circumstances. As of the date of this prospectus, we have paid approximately $305,000 to Johnson Rice under this arrangement.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of our ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our ordinary shares which has either been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of any of our ordinary shares may be made at any time:

•	to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our ordinary shares to the public” in relation to any of the ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our ordinary shares to be offered so as to enable an investor to decide to purchase our ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

This prospectus supplement has not been, and will not be, submitted to the clearance procedures of the Autorité des marches financiers (the “AMF”) in France and may not be directly or indirectly released, issued, or distributed to the public in France, or used in connection with any offer or sale of our ordinary shares to the public in France, in each case within the meaning of Article L. 411-1 of the French Code monétaire et financier (the “French Financial and Monetary Code”).

Our ordinary shares have not been, and will not be, offered or sold to the public in France, directly or indirectly, and will only be offered or sold in France (1) to qualified investors (investisseurs qualifies) investing for their own account, in accordance with all applicable rules and regulations, and in particular in accordance with Articles L. 411-2 and D. 411-2 of the French Financial and Monetary Code; (2) to investment services providers authorized to engage in portfolio investment on behalf of third parties, in accordance with Article L.4 11-2 of the French Financial and Monetary Code or (3) in a transaction that, in accordance with all applicable rules and regulations, does not otherwise constitute an offer to the public (“appel public à l’ épargne”) in France within the meaning of Article L.4l 1-1 of the French Financial and Monetary Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by any recipient, and this prospectus supplement has been distributed to the recipient on the understanding that such recipient is a qualified investor or otherwise meets the requirements set forth above, will only participate in the issue or sale of the securities for their own account and undertakes not to transfer, directly or indirectly, the securities to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L.4 11-1, L.41 1-2, D.41 1-1 and D.41 1-2 of the French Financial and Monetary Code.

Italy

This prospectus supplement has not been and will not be flied with or cleared by the Italian securities exchange commission (Commissione Nazionale per le societa e la Borsa — the “CONSOB”) pursuant to Legislative Decree No. 58 of 24 February 1998 (as amended, the “Finance Law”) and to CONSOB Regulation No. 11971 of 14 May 1999 (as amended, the “Issuers Regulation”). Accordingly, copies of this prospectus supplement or any other document relating to the ordinary shares may not be distributed, made available or advertised in Italy, nor may the ordinary shares be offered, purchased, sold, promoted, advertised or delivered, directly or indirectly, to the public other than (i) to “Professional Investors (such being the persons and entities as defined pursuant to article 31(2) of CONSOB Regulation No. 11522 of 1 July 1998, as amended, the “Intermediaries Regulation”) pursuant to article 100 of the Finance Law or (ii) to prospective investors where the offer of the ordinary shares relies on the exemption from the investment solicitation rules pursuant to, and in compliance with the conditions set out by article 100 of the Finance Law and article 33 of the Issuers Regulation, or by any applicable exemption; provided that any such offer, sale, promotion, advertising or delivery of the ordinary shares or distribution of this prospectus supplement, or any part thereof, or of any other document or material relating to the ordinary shares in Italy is made: (a) by investment firms, banks or financial intermediaries authorized to carry out such activities in the Republic of Italy in accordance with the Finance Law, the Issuers Regulation, Legislative Decree No. 385 of 1 September 1993 (as amended, the “Banking Law”), the Intermediaries Regulation, and any other applicable laws and regulations and (b) in compliance with any applicable notification requirement or duty which may, from time to time, be imposed by CONSOB, Bank of Italy or by any other competent authority.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1) (e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Germany

Any offer or solicitation of ordinary shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of ordinary shares to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt fr Finanzdienstleistungsaufsicht — BaFin). This prospectus supplement has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus supplement does not constitute a public offer under the German Securities Prospectus Act (Werrpapierprospektgesetz). This prospectus supplement and any other document relating to our ordinary shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer of our ordinary shares to the public in Germany, any public marketing of our ordinary shares or any public solicitation for offers to acquire our ordinary shares. This prospectus supplement and other offering materials relating to the offer of our ordinary shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Norway

The selling restriction for the European Economic Areas set out above applies for offers of any ordinary shares in Norway. An offer to the public in Norway of any of the ordinary shares may be made at any time:

•	to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity registered as a qualified investor (Norwegian: “profesjonell investor”) with the Oslo Stock Exchange pursuant to Section 7-1 of Regulation No. 876 of 2007 to the Norwegian Securities Trading Act (Act of 2007, No. 75) which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(ii) where no consideration is given for the transfer; or

(iii) where the transfer is by operation of law.

Cayman Islands

No offer or invitation to subscribe for shares may be made to the public in the Cayman Islands.

Legal Matters

The validity of the ordinary shares offered under this prospectus supplement will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands. Certain legal matters in connection with the ordinary shares offered under this prospectus supplement will be passed upon for the underwriters by Jones Day.

Experts

Our consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by UHY, LLP, independent registered public accounting firm, as stated in their report appearing therein and are incorporated in reliance of the report of such firm given on the authority of said firm as experts in accounting and auditing.

Certain Documents Incorporated By Reference

We “incorporate by reference” into this prospectus supplement some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those filings. Any information contained in future SEC filings that are incorporated by reference into this prospectus supplement will automatically update this prospectus supplement, and any information included directly in this prospectus supplement updates and supersedes the information contained in past SEC filings incorporated by reference into this prospectus supplement. The information incorporated by reference, as updated, is an important part of this prospectus supplement. We incorporate by reference the following documents filed by us:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, as amended by the Form 10-K/A (Amendment No. 1), filed with the SEC on April 30, 2010;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010;

•

our current reports on Form 8-K filed on January 19, 2010, January 22, 2010, March 17, 2010, May 6, 2010, May 10, 2010, July 7, 2010, July 9, 2010, July 20, 2010, July 21, 2010 and July 26, 2010 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•

the description of our units, ordinary shares and warrants in our registration statement on Form 8-A filed with the SEC on June 6, 2008, as amended in our registration statement on Form 8-A/A filed with the SEC on January 14, 2010.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such document; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is or is deemed to be incorporated by reference into such document. In addition, we make available free of charge all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at Vantage Drilling Company, 777 Post Oak Boulevard, Suite 610, Houston, Texas 77056, Attn: Investor Relations, phone number (281)  404-4700.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. For more information about the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a free web site that contains reports, proxy and information statements, and other information about issuers who file electronically with the SEC. The Internet address of the SEC’s website is http://www.sec.gov. Our SEC filings are also available to the public on our website at http://www.vantagedrilling.com. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus supplement or the documents incorporated by reference in this prospectus supplement. This prospectus supplement also contains summaries of the terms of certain agreements that we or our subsidiary guarantors have entered, or will enter, into in connection with this offering. The descriptions contained in this prospectus supplement or those agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. You may request a copy of the agreements defined herein at no cost by writing or telephoning us at the following address: Attention: General Counsel, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 610, Houston, Texas 77056, phone number (281) 404-4700.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement contains certain forward-looking statements and we intend that such forward-looking statements be subject to the safe harbor provisions of the U.S. federal securities laws. These forward-looking statements are included throughout this prospectus supplement, including in sections entitled “Summary,” “Risk Factors,” “Drilling Unit Agreements” and related matters such as our industry, business strategy, goals, expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will” and similar expressions are intended to identify forward-looking statements in this prospectus supplement.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors,” including the following:

•	our limited operating history;

•	our small number of customers;

•	credit risks of our key customers and certain other third parties;

•	reduced expenditures by oil and natural gas exploration and production companies;

•	delays and cost overruns in construction projects;

•	termination of our customer contracts;

•	general economic conditions and conditions in the oil and gas industry;

•	competition within our industry;

•	operating hazards in the oilfield service industry;

•	the impact of the Deepwater Horizon incident on offshore drilling;

•	ability to obtain indemnity from customers;

•	adequacy of insurance coverage in the event of a catastrophic event;

•	governmental, tax and environmental regulation;

•	compliance with or breach of environmental and safety laws;

•	effects of new products and new technology on the market;

•	restrictions on offshore drilling;

•	our substantial level of indebtedness;

•	our ability to incur additional indebtedness;

•	compliance with restrictions and covenants in our debt agreements;

•	our failure to obtain delivery of drilling units;

•	identifying and completing acquisition opportunities;

•	our need for cash to meet our debt service obligations;

•	limited mobility between geographic regions;

•	levels of operating and maintenance costs;

•	our dependence on key personnel;

•	availability of workers and the related labor costs;

•	the sufficiency of our internal controls;

•	changes in tax laws, treaties or regulations;

•	operations in international markets;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act;

•	our ability to repurchase certain outstanding debt instruments;

•	potential conflicts of interest with F3 Capital;

•	one of our directors holding a significant percentage of our ordinary shares;

•	additional sales of our ordinary shares could cause the price of securities to decline;

•	our ability to pay dividends;

•	the volatility of the price of our ordinary shares;

•	our incorporation under the laws of the Cayman Islands and the limited rights to relief that may be available compared to U.S. laws.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward- looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see “Risk Factors” in this prospectus supplement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

All forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we hereafter become aware. You should read this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

PROSPECTUS

$200,000,000

ORDINARY SHARES, PREFERRED SHARES, WARRANTS, DEBT SECURITIES,

GUARANTEES OF DEBT SECURITIES, DEPOSITARY SHARES AND UNITS

Ordinary Shares and Warrants

Offered by the Selling Securityholder

From time to time, we may offer ordinary shares, preferred shares, warrants, debt securities, depositary shares and units, or any combination of any of these securities, at an aggregate initial offering price not to exceed $200,000,000. The securities offered under this prospectus may be offered separately, together or in series separate, and in amounts, at prices and on terms to be determined at the time of sale. In addition, the selling securityholder named in this prospectus may offer, from time to time, up to an aggregate of 71,149,844 ordinary shares and 22,900,000 warrants to acquire ordinary shares, which are the same class of our warrants that are traded on the NYSE Amex. We will not receive any of the proceeds from the sale of securities by the selling securityholder.

We will provide specific terms of any offering and any offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information in this prospectus. You should carefully read this prospectus and any prospectus supplement, as well as the documents we incorporate by reference, before you invest in any of these securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY THE APPLICABLE PROSPECTUS SUPPLEMENT.

Our public units, ordinary shares and public warrants are currently traded on the NYSE Amex under the symbols “VTG.U,” “VTG” and “VTG.WS,” respectively. As of June 19, 2009, the closing sale price of our units was $2.13, the closing sale price of our ordinary shares was $1.98 and the closing sale price of our warrants was $0.18. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The selling securityholder named in this prospectus may also sell ordinary shares through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” for a discussion of information that should be considered before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we and/or the selling securityholder may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we and/or the selling securityholder sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless stated or the context otherwise requires, references in this prospectus to the “Company,” “Vantage Drilling,” “we,” “us” and “our” refer to Vantage Drilling Company and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements and we intend that such forward-looking statements be subject to the safe harbor provisions of the federal securities laws. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors” and the following:

•	our limited operating history;

•	our dependence on key personnel;

•	personnel allocating their time to other businesses and potentially having conflicts of interest with our business;

•	the adequacy and availability of additional financing;

•	risk associated with operating in the oilfield services industry;

•	contract commencements;

•	commodity prices;

•	utilization rates and dayrates;

•	contract awards;

•	construction completion, delivery and commencement of operations dates;

•	future activity in the jackup rig and deepwater market sectors;

•	market outlook for our various classes of rigs;

•	capacity constraints for ultra-deepwater rigs and other rig classes;

•	effects of new rigs on the market;

•	operations in international markets;

•	general economic conditions; and

•	our inability to achieve our plans or carry out our strategy.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performances, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” section contained in the applicable prospectus supplement and the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections in the documents incorporated by reference in this prospectus and the applicable prospectus supplement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

All forward-looking statements included or incorporated by reference in this prospectus are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward- looking statements to reflect events or circumstances that subsequently occur, or of which we hereafter become aware. You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those filings. Any information contained in future SEC filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any information included directly in this prospectus updates and supersedes the information contained in past SEC filings incorporated by reference into this prospectus. The information incorporated by reference, as updated, is an important part of this prospectus. We incorporate by reference the following documents filed by us:

•

our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 13, 2009, as amended by the Form 10-K/A (Amendment No. 1) filed on April 30, 2009 and Form 10-K/A (Amendment No. 2) filed on June 23, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed on May 8, 2009;

•

our current reports on Form 8-K filed on January 15, 2009, February 9, 2009, February 20, 2009, March 4, 2009, March 9, 2009, April 16, 2009 (as amended by current report on Form 8-K/A filed on April 17, 2009), June 4, 2009 and June 8, 2009 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	the description of our units, ordinary shares and warrants in our registration statement on Form 8-A filed on June 6, 2008.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such document; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into such document. In addition, we make available free of charge all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Vantage Drilling Company

777 Post Oak Boulevard, Suite 610

Houston, Texas 77056

Attn: Investor Relations

(281) 404-4700

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith we file reports, proxy statements and other information with the SEC.

You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. For more information about the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a free web site that contains reports, proxy and information statements, and other information about issuers who file electronically with the SEC. The Internet address of the SEC’s website is http://www.sec.gov. Our SEC filings are also available to the public on our website at http://www.vantagedrilling.com. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

This prospectus forms part of the registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

VANTAGE DRILLING COMPANY

Our predecessor, Vantage Energy Services, Inc. (“Vantage Energy”), a Delaware corporation, was a special purpose acquisition company formed with the intention of engaging in a merger or acquisition in the oilfield services sector. In June 2008, we completed our acquisition of Offshore Group Investment Limited (“OGIL”), a Cayman Islands exempted company, and our merger with Vantage Energy.

We are an international provider of offshore contract drilling services for oil and gas wells. Our primary business is to contract drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. As of June 22, 2009, we operate one ultra-premium jackup rig in Southeast Asia under a two year contract, are preparing to mobilize one ultra-premium jackup rig to the Ivory Coast to commence work in August 2009 and have two ultra-premium jackup rigs under construction with anticipated delivery dates of August 2009 and September 2009. We also have entered into an agreement to acquire 45% ownership in an ultra-deepwater drillship now under construction. Additionally, we manage two ultra-deepwater drillships and one ultra-deepwater semisubmersible, all of which are under construction, pursuant to construction supervision and management agreements.

We are a Cayman Islands exempted company with principal executive offices in the U.S. located at 777 Post Oak Boulevard, Suite 610, Houston, Texas 77056. Our telephone number at that address is (281) 404-4700.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and incorporated by reference in this prospectus, before making an investment decision. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or our financial condition.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the ordinary shares, preferred shares, warrants, debt securities, depositary shares, and units, or any combination of these securities, for general corporate purposes which may include capital expenditures, the repayment or refinancing of debt, investments in our subsidiaries, working capital, or the financing of possible acquisitions or business opportunities. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities.

We will not receive any proceeds from the sale of securities by the selling securityholder. The selling securityholder named in this prospectus will pay any underwriting fees, discounts and commissions, along with any fees and expenses of underwriter’s counsel and certain of the selling securityholder’s out-of-pocket expenses, incurred in connection with its sale of securities registered under this prospectus. We will bear all other costs, fees and expenses incurred by us, or by the selling securityholder, in effecting the registration, offer and sale of the securities covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

For the three months ended March 31, 2009 and the year ended December 31, 2008, earnings were not sufficient to cover fixed charges by approximately $822,000 and $51.9 million, respectively. For the year ended December 31, 2007, we had earnings, as defined, of approximately $6.8 million and fixed charges of approximately $21,000. As of the date of this prospectus, we have not issued any preferred shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital, together with the additional information we may include in any prospectus supplements (which may differ from the terms summarized below), summarizes the material terms and provisions of our share capital that we may offer under this prospectus. For the complete terms of our share capital, please refer to our memorandum and articles of association that are filed as exhibits to the reports incorporated by reference into the registration statement that includes this prospectus.

Description of Ordinary Shares

We are currently authorized to issue 400,000,000 ordinary shares, par value $0.001 per share. As of June 22, 2009, we had 108,798,589 ordinary shares issued and outstanding. The holders of ordinary shares are entitled to one vote per share on all matters to be voted on by the securityholders. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred shares, the holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred shares, if any, then outstanding. The ordinary shares have no preemptive or conversion rights or other subscription rights. All outstanding ordinary shares are fully paid and non-assessable. We have not paid any dividends on our ordinary shares.

Description of Preferred Shares

We are authorized to issue 1,000,000 preferred shares, par value $0.001 per share. As of the date of this prospectus, we have no preferred shares outstanding. Our board of directors has the authority, without shareholder approval, to issue preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of Vantage Drilling without further action by the securityholders and may adversely affect the voting and other rights of the holders of ordinary shares. The issuance of preferred shares with voting rights may adversely affect the voting power of the holders of ordinary shares, including the loss of voting control to others.

A prospectus supplement relating to a series of preferred shares will describe terms of that series of preferred shares, including:

•	the designation of such series and the number of shares offered;

•	the initial public offering price at which the shares will be issued;

•	the dividend rate of that series, the conditions and dates upon which those dividends will be payable and whether those dividends will be cumulative or noncumulative;

•	if cumulative, the date from which dividends on the preferred shares shall accumulate;

•	the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of our affairs;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights of the holder or us;

•	anti-dilution provisions of the preferred shares, if any;

•	any voting rights;

•	any restrictions on further issuances;

•	any listing of that series on any securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	any other terms of that series.

Listing

Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.”

Transfer Agent

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company 17 Battery Place, New York, New York.

DESCRIPTION OF WARRANTS

This section outlines some of the provisions of the warrants we may issue and the warrant agreement pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the warrant agreement with respect to the warrants. The specific terms of any warrants will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any warrants may differ from the general description of terms presented below.

General Description of Warrants

We may issue warrants for the purchase of debt securities, ordinary shares, preferred shares, depositary shares or units. Warrants may be issued independently, or together with other securities, and may be attached to or separate from any offered securities. We will issue warrants under one or more warrant agreements between us and the warrant agent that we will name in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the price or prices at which the securities purchasable upon exercise of a warrant may be purchased;

•	the dates on which the right to exercise the warrants commences and expires;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or the securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the amount of debt or equity securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the applicable prospectus supplement.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES AND SUBSIDIARY GUARANTEES

This section outlines some of the provisions of the debt securities and any related subsidiary guarantees we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series and any related subsidiary guarantees. The specific terms of any series of debt securities and any related subsidiary guarantees will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities and any related subsidiary guarantees may differ from the general description of terms presented below.

The indenture does not limit the amount of debt securities that may be issued. We may issue secured or unsecured debt securities. Our debt securities and any related subsidiary guarantees will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our ordinary shares or other of our securities.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities and any related subsidiary guarantees will be the direct, unsecured obligations of the issuers thereof and will rank equally with all of the issuers’ other unsecured and unsubordinated indebtedness. The holders of our debt securities will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries, except to the extent our subsidiaries guarantee our obligations under that series of debt securities.

We currently conduct our operations through subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally, by some or all of our direct and indirect wholly-owned subsidiaries. The obligations of each subsidiary guarantor, if any, under its guarantee, if any, will be limited as necessary under applicable law to prevent that guarantee from constituting a fraudulent conveyance under applicable law. In the event that any series of debt securities and any related subsidiary guarantees will be subordinated to other indebtedness that we or our subsidiary guarantors have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to such debt securities and related subsidiary guarantees.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities and any related subsidiary guarantees will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture.

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee), any subsidiary guarantors and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the terms and conditions on which we may redeem the debt securities;

•

any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•

whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•

if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the terms, if any, of subordination of the debt securities;

•

the terms, if any, of any guarantee of the payment of principal of and interest on the debt securities by any of our subsidiaries (including the identity of any guarantor), whether any such guarantee shall be made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee;

•	any provisions relating to any security provided for the debt securities or any subsidiary guarantees (including any security to be provided by any subsidiary guarantor);

•

any addition to or change in the events of default in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•

any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;

•	any exchange features of the debt securities;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•

any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;

•	any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	any other terms and provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral instructions or the oral instructions of our authorized agent or agents.

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture, the debt securities and any subsidiary guarantees shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

General

We may elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred shares) of a share of a particular series of preferred shares as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by such depositary share, to all the rights and preferences of the preferred shares represented thereby (including dividend, voting, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

Dividends and Distributions

The depositary will distribute all cash dividends or other distributions received in respect of the related class or series of preferred shares to the record holders of depositary shares relating to such class or series of preferred shares in proportion to the number of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred shares and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related class or series of preferred shares on the basis set forth in the prospectus supplement for such class or series of preferred shares, but holders of such whole preferred shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional preferred shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the related class or series of preferred shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preferred shares represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only: (1) if all outstanding depositary shares have been redeemed; (2) if there has been a final distribution in respect of the related class or series of preferred shares in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of depositary receipts; or (3) upon the consent of holders of depositary receipts representing not less than 66% of the depositary shares outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the related class or series of preferred shares and any redemption of such preferred shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of preferred stock evidenced thereby until all taxes and charges with respect to the depositary receipt or preferred shares are paid by the holders thereof.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred shares.

Neither the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on the documents believed to be genuine.

Resignation and Removal of the Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF UNITS

We may issue units comprised of one or more debt securities, our ordinary shares, our preferred shares, and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities and Subsidiary Guarantees,” “Description of Share Capital” and “Description of Warrants” will apply to each unit and to any debt security, preferred shares, ordinary shares, or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of a particular series will be described in the prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provision will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred shares, ordinary shares and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

We and the unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•

impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•

reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	if the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•

if the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document. In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under the Trust Indenture Act of 1939

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act of 1939 with respect to their units.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

SELLING SECURITYHOLDER

The (i) ordinary shares, (ii) warrants and (iii) ordinary shares that may be issued to the selling securityholder following the exercise of a warrant were issued to the selling securityholder in a private transaction in connection with Vantage’s acquisition of OGIL. OGIL was 100% owned by F3 Capital. F3 Capital, the selling securityholder, is 100% owned by Hsin-Chi Su, one of our directors. In connection with that transaction, we granted registration rights to the selling securityholder with respect to the resale or other disposal of the ordinary shares, warrants and ordinary shares that may be issued pursuant to the exercise of the warrant. At the time of issuance of these securities, F3 Capital had no agreements or understanding, directly or indirectly, to distribute these securities.

As a result of the significant level of ownership of our securities, the selling securityholder would be considered an “underwriter” within the meaning of the Securities Act with respect to the securities sold by it in this offering. The following tables set forth certain information with respect to the beneficial ownership of our ordinary shares and warrants by the selling securityholder as of May 15, 2009.

	Ordinary Shares Beneficially Owned		Number of Shares Which May be Sold in This Offering	Ordinary Shares Beneficially Owned Following this Offering(1)
Selling Securityholder	Number	Percent		Number	Percent
F3 Capital(2)	87,707,278	59.2%	71,149,844	0	*

*	Represents beneficial ownership of less than 1%.

(1)	Assumes that the selling securityholder will sell all of the ordinary shares offered pursuant to this prospectus.

(2)	Hsin-Chi Su owns 100% of F3 Capital and he exercises sole voting and dispositive power over the ordinary shares beneficially owned and held of record by F3 Capital.

(3)	Includes 22,900,000 ordinary shares which F3 Capital has the right to acquire within 60 days of the date of this prospectus upon exercise of warrants offered pursuant to this prospectus and 16,557,434 ordinary shares that it has the right to acquire upon conversion of convertible notes and exercise of other warrants.

	Warrants Beneficially Owned		Number of Warrants Which May Be Sold in This Offering	Warrants Beneficially Owned Following This Offering(1)
Selling Securityholder	Number	Percent		Number	Percent
F3 Capital(2)	22,900,000	39.8%	22,900,000	0	*

*	Represents beneficial ownership of less than 1%.

(1)	Assumes that the selling securityholder will sell all of the warrants offered pursuant to this prospectus.

(2)	Hsin-Chi Su owns 100% of F3 Capital and he exercises sole dispositive power over the warrants beneficially owned and held of record by F3 Capital.

PLAN OF DISTRIBUTION

We, or the selling securityholder, may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we, or the selling securityholder, may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We, or the selling securityholder, may also enter into hedging transactions. For example, we, or the selling securityholder, may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of ordinary shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use ordinary shares received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver ordinary shares to a broker-dealer or an affiliate thereof, who will then resell or transfer ordinary shares under this prospectus; or

•

loan or pledge ordinary shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we, or the selling securityholder, may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We, or the selling securityholder, may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We, or the selling securityholder, will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We, or the selling securityholder, may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we, or the selling securityholder, will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We, or the selling securityholder, may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We, or the selling securityholder, may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we, or the selling securityholder, may enter into agreements with such underwriters or agents pursuant to which we, or the selling securityholder, receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We, or the selling securityholder, may sell the offered securities to dealers as principals. We, or the selling securityholder, may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. In the event the selling securityholder sells its securities directly it would be considered an “underwriter” within the meaning of the Securities Act.

Institutional Purchasers

We, or the selling securityholder, may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We, or the selling securityholder, will enter into such delayed contracts only with institutional purchasers that we, or the selling securityholder, approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We, or the selling securityholder, may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our public units, public warrants and ordinary shares which are listed on the NYSE Amex. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We, or the selling securityholder, have no current plans for listing of the debt securities, preferred shares or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred shares or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of ordinary shares, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ordinary shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the ordinary shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

LEGAL MATTERS

The validity of the debt securities and warrants offered hereby will be passed upon by Porter & Hedges, L.L.P., Houston, Texas. The validity of the ordinary shares, preferred shares and units offered hereby will be passed upon by our Cayman Islands counsel, Maples and Calder. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

Our consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flow for each of the two years in the period ended December 31, 2008 and from inception (September 8, 2006) to December 31, 2008 incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by UHY LLP, independent registered public accounting firm, as stated in their report appearing therein and are incorporated in reliance of the report of such firm given on the authority of said firm as experts in accounting and auditing.

45,454,545 Shares

Ordinary Shares

Prospectus Supplement

Jefferies & Company

Johnson Rice & Company L.L.C.

Pareto Securities

July 26, 2010